UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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AMERICAN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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301 East Fourth Street

Cincinnati, Ohio 45202

2012

Notice of Annual Meeting of Shareholders

and Proxy Statement

To be Held on May 16, 2012

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Wednesday, May 16, 2012, in Cincinnati, Ohio. In connection with the meeting, we will report on our operations and you will have an opportunity to meet your Company’s directors and senior executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

We are pleased once again to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2011 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet. We believe that this process will allow us to provide our shareholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

We want your shares to be represented at the meeting and urge you to vote using our Internet or telephone voting systems or by promptly returning a properly completed proxy card.

Sincerely,

Karl J. Grafe

Vice President & Secretary

Cincinnati, Ohio

April 2, 2012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF AMERICAN FINANCIAL GROUP, INC.

Date:	Wednesday, May 16, 2012

Time:	11:30 a.m., Eastern Time

Place:	Great American Insurance Group Tower 18th Floor 301 East Fourth Street Cincinnati, Ohio 45202

Purpose:

•      Elect 10 directors

•      Ratify Independent Registered Public Accounting Firm

•      Amend the 2011 Equity Bonus Plan

•      Amend the 2005 Stock Incentive Plan

•      Amend and restate the Non-Employee Directors Compensation Plan

•      Conduct an advisory vote on compensation for our named executive officers (say-on-pay)

•      Consider two shareholder proposals, if properly presented by the shareholder proponents

•      Conduct other business if properly raised

Record Date:	March 20, 2012 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of the notice of availability of this proxy statement and accompanying proxy card is April 2, 2012.

Your vote is important.

If you are a shareholder of record, you can vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

The Company makes available on its website all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q and 8-K. To access these filings, go to the Company’s website (www.AFGinc.com), click on “Investor Relations” on the home page and select “SEC Filings” from the menu. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedules, as filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Investor Relations

American Financial Group, Inc.

301 East Fourth Street

Cincinnati, Ohio 45202

- i -

- ii -

GENERAL INFORMATION

Record Date; Shares Outstanding

As of March 20, 2012, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had 97,334,814 shares of common stock outstanding and eligible to vote. This number does not include 14,940,627 shares held by subsidiaries of AFG which, under Ohio law, are not entitled to vote and are not considered to be outstanding for purposes of the meeting. Each share of outstanding common stock is entitled to one vote on each matter to be presented at the meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum but will not be considered votes cast on a proposal. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal. Broker non-votes will not affect the outcome of any matter being voted on at the meeting.

Proxies and Voting Procedures

Shareholders of record can vote by mail, via the Internet or by telephone. Internet and telephone voting information is provided on the proxy card. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote by mail, or via the Internet or by telephone if these options are offered by the bank or broker. You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m., Eastern time, the day before the meeting. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope.

If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of AFG’s Board of Directors, without additional compensation. AFG will pay all costs of soliciting proxies. In addition, AFG will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFG will reimburse them for their expenses.

If a choice is specified on a properly executed proxy card, the shares will be voted accordingly. If a proxy card is signed without a preference indicated, those shares will be voted in accordance with the recommendations of our Board of Directors, namely:

•	“FOR” the election of the 10 nominees proposed for the Board of Directors;

•	“FOR” the ratification of the Company’s independent registered public accounting firm;

•	“FOR” the approval of amendments to the 2011 Equity Bonus Plan;

•	“FOR” the approval of amendments to the 2005 Stock Incentive Plan;

•	“FOR” the approval of the Amended and Restated Directors Compensation Plan;

•	“FOR” the approval, on an advisory basis, of compensation of our named executive officers as disclosed in this proxy statement; and

•	“AGAINST” each of the shareholder proposals, if properly presented.

If any other matters properly come before the meeting or any postponement or adjournment of the meeting, each properly executed proxy card will be voted in the discretion of the named proxies. Management has not received proper notice of any matters to be presented at the meeting other than those proposed in this proxy statement.

Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to all other matters is counted.

Votes Required

With respect to Proposal No. 1, the 10 nominees who receive the greatest number of votes will be elected. Abstentions will not count as a vote for or against a nominee.

Approval of all other matters at the meeting, including approval on an advisory basis of compensation of our named executive officers (Proposal No. 6), or of postponement or adjournment of the annual meeting, require the affirmative vote of a majority of the votes cast. Abstentions will not be counted either for or against these proposals.

Retirement and Savings Plan Participants

If you are a participant in the Company’s retirement and savings plan with a balance in the AFG Common Stock Fund, the accompanying proxy card shows the number of shares of common stock attributed to your account balance, calculated as of the record date. In order for your plan shares to be voted in your discretion, you must vote at least two business days prior to the day of the meeting (by the end of the day on May 11, 2012) either by Internet, telephone, or returned properly signed proxy card. If you choose not to vote or if you return an invalid or unvoted proxy card, the Administrative Plan Committee, consisting of four senior executive officers of the Company, will vote your plan shares in the Committee’s sole discretion. Plan participants’ votes will be processed by the plan trustee, and will not be disclosed to the Company.

Revoking a Proxy

Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to the Company’s Secretary, at the address set forth under “Communication with Directors” on page 46, or by voting in person at the meeting.

Cumulative Voting

Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. The 10 nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the Company’s corporate secretary not less than 48 hours before the time fixed for the holding of the meeting. The authority solicited by this proxy statement includes discretionary authority to cumulate votes in the election of directors.

MATTERS TO BE CONSIDERED

Proposal No. 1 Elect 10 Directors

The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFG’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Co-Chief Executive Officers, setting the scope of their authority to manage the Company’s business day-to-day, and evaluating senior management performance.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated 10 individuals to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than 10 nominees. Each nominee brings a strong and unique background and set of qualifications to the Board, giving the Board as a whole competence and experience in a wide variety of areas central to the Company’s businesses, including corporate governance and board service, executive management and entrepreneurial experience and insurance, finance, legal and accounting expertise.

The nominees for election to the Board of Directors are:

Carl H. Lindner III Director since 1991	Mr. Lindner has been Co-Chief Executive Officer and Co-President since January 2005, and since 1996, he has served as Co-President of the Company. Until 2010, for over ten years, Mr. Lindner served as President, and since 2010, Mr. Lindner has served as Chairman of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations. The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core property and casualty insurance businesses, makes his service on the Board of Directors extremely beneficial to the Company.

S. Craig Lindner Director since 1985	Mr. Lindner has been Co-Chief Executive Officer and Co-President since January 2005, and since 1996, he has served as Co-President of the Company. For more than ten years, Mr. Lindner has been President of our Great American Financial Resources, Inc. subsidiary, and has been principally responsible for the Company’s annuity and supplemental health insurance operations. Until 2011, for over ten years, Mr. Lindner served as President of American Money Management Corporation, a subsidiary that provides investment services for the Company and certain of its affiliated companies (“AMMC”), and Mr. Lindner continues to be primarily responsible for the Company’s investments. Until April 2007, Mr. Lindner was a director of National City Corp. (now a part of PNC Financial Services Group, Inc.). The Board believes that Mr. Lindner’s familiarity with the Company as a whole, as well as his experience and expertise in its core annuity and supplemental health insurance operations and the Company’s investment portfolio, makes his service on the Board of Directors extremely beneficial to the Company.

Kenneth C. Ambrecht Director since 2005	(Member of Compensation Committee and Corporate Governance Committee) Mr. Ambrecht has extensive corporate finance experience having worked in the U.S. capital markets for over 30 years. In December 2005, Mr. Ambrecht organized KCA Associates LLC, through which he serves as a consultant to several companies, advising them with respect to financial transactions. From July 2004 to December 2005, he served as a Managing Director with the investment banking firm First Albany Capital. For more than five years prior, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. Prior to that post, Mr. Ambrecht worked with the investment bank Lehman Brothers as Managing Director of its capital markets division. In September 2009, he joined the Board of Directors of Spectrum Brands, Inc., a global consumer products company. For more than five years, Mr. Ambrecht has been a member of the Board of Directors of Fortescue Metals Group Limited, an Australian mining company. Until February 2010, he served on the Board of Directors of Dominion Petroleum Ltd., a Bermuda domiciled company dedicated to exploration of oil and gas reserves in east and central Africa and until 2007 he was a member of the Board of Directors of Great American Financial Resources, Inc. The Board believes that Mr. Ambrecht’s knowledge and experience in the areas of corporate finance, capital markets, capital structures and investment portfolio management benefit the Company in light of its businesses.

John B. Berding Nominee for Director	Mr. Berding was elected President of AMMC in January 2011. Prior to his election as President, he held a number of investment-related executive positions with AMMC and other AFG subsidiaries, most recently serving as Executive Vice President of AMMC since 2009. Mr. Berding has spent his entire 25-year career as an investment professional with the Company and its affiliates. The Board values Mr. Berding’s knowledge of financial markets and investment management as well as his specific knowledge of the Company’s investment portfolio and strategy and has determined that his ability to contribute his experience on a constant basis as a member of the Board will be invaluable to the Company.

Theodore H. Emmerich Director since 1988	(Chairman of Audit Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney, a predecessor to Ernst & Young. He currently serves on the Board of Trustees of the Christ Hospital, Christ Hospital Foundation, the University of Cincinnati Foundation, and as President of the Elizabeth Gamble Deaconess Home Association, each in Cincinnati, Ohio. He formerly served as a director of Summit Mutual Funds, Inc., Victory Mutual Funds, Inc., American Steel & Wire Corp., and Citicasters, Inc. In his capacity as a certified public accountant and managing partner of Ernst and Whinney, Mr. Emmerich developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and qualify him as an “audit committee financial expert” under SEC guidelines. Mr. Emmerich’s experience with one of the Big Four accounting firms, both as a certified public accountant and in a managerial role, qualify him for membership on the Company’s Board and Audit Committee. The Board believes that the Company benefits from Mr. Emmerich’s understanding of accounting and financial reporting, disclosures and controls, and managerial experience, all of which began in his years with Ernst and Whinney.

James E. Evans Director since 1985	Since 1994, Mr. Evans has served as Senior Vice President of the Company, and he also served as General Counsel until March 2012 when he was elected Executive Counsel. Prior to that he served as Vice President and General Counsel of American Financial Corporation (“AFC”), the predecessor to AFG, beginning in 1976. Mr. Evans also previously served on the Boards of Directors of The Penn Central Corporation, Citicasters, Inc. and other affiliated companies. He began his career in the private practice of law with Keating Muething & Klekamp PLL in 1971. The Board believes that Mr. Evans’ many years of experience with legal and business issues involving the Company specifically, as well as his legal and business expertise generally, render his Board service invaluable to the Company.

Terry S. Jacobs Director since 2003	(Chairman of Compensation Committee and Member of Audit Committee) Mr. Jacobs has served as Chairman and CEO of The JFP Group, LLC, a real estate development company, since September 2005. From September 2008 through December 2010, he served as Chairman and Chief Executive Officer, and since December 2010 he has served as Chairman Emeritus and Founder of Jamos Capital, LLC, a private equity firm specializing in alternative investment strategies. From its founding in 1996 until September 2005, Mr. Jacobs was Chairman of the Board and CEO of Regent Communications, Inc., a holding company in the radio broadcasting business (“Regent”). Since September 2010, he has served as non-executive Chairman of the Board of Adelante Media Group, LLC, a private company which owns and operates radio and television stations and specializes in Spanish language programming. Mr. Jacobs is a Fellow of the Casualty Actuarial Society, a professional organization focused on applying actuarial science to property, casualty and similar risk exposures and a Member of the American Academy of Actuaries. For more than five years he has served as a director of Global Entertainment Corp. and he has served on the Board of the National Football Foundation and College Hall of Fame, Inc. Mr. Jacobs was a director of Capital Title Group, Inc. until its merger with Landamerica Financial Group, Inc. in 2006. In 2009, receivers were appointed to administer two commercial real estate development projects, since sold, that were owned or managed by JFP Group, LLC or its affiliates. Mr. Jacobs’ service with Regent, as well as principal executive officer experience at two privately-held companies, qualify him for membership on the Company’s Board and as an “audit committee financial expert” under SEC guidelines. Specifically, Mr. Jacobs’ position at Regent provided him with significant knowledge of and experience in capital management and allocation, public company financial statement preparation and strategic investment, the latter of which is also bolstered by Mr. Jacobs’ private equity experience. Through his memberships as a Fellow of the Casualty Actuarial Society, a professional organization focused on applying actuarial science to property, casualty and similar risk exposures, and with the American Academy of Actuaries, Mr. Jacobs has developed significant experience in understanding and critically assessing risks in the property and casualty insurance industry, which the Board believes is valuable to the Company.

Gregory G. Joseph Director Since 2008	(Member of Audit Committee and Corporate Governance Committee) For more than five years, Mr. Joseph has been Executive Vice President, an attorney, and a principal of Joseph Automotive Group, a Cincinnati, Ohio-based company that manages a number of automobile dealerships and certain real estate holdings. From February 2003 until May 2008, he served on the board of directors of Infinity Property & Casualty Corporation (“IPCC”), an insurance company primarily offering personal automobile insurance, the last two years as the lead director. Since 2005, Mr. Joseph has served on the Board of Trustees of Xavier University, a private university located in Cincinnati, Ohio. Mr. Joseph’s service as the lead director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Joseph’s service at IPCC provided him with significant knowledge of and experience in the business operations of a publicly-traded insurance holding company, which is beneficial to the Company in light of the many issues applicable to the insurance industry.

William W. Verity Director since 2002	(Chairman of Corporate Governance Committee and Member of Compensation Committee) Mr. Verity has been President of Verity & Verity, LLC (formerly known as Veritas Asset Management, LLC), an investment management company, since January 1, 2002, and prior to that, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, from October 2000. Previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components and worked as an associate in corporate finance at Alex. Brown & Sons, an investment bank, from 1985 to 1987. From 1994 to 2002, he served on the Board of Directors of Chiquita Brands International, Inc. (“Chiquita”), a leading international food products marketer and distributor. Mr. Verity’s position as the principal executive officer of a privately held company, his ten years of experience with complex asset management issues as a result of his position with Verity & Verity, LLC, and his service on the Board of Chiquita, an NYSE listed, Fortune 500 company, qualify him for membership on the Company’s Board and Corporate Governance and Compensation Committees. In addition, Mr. Verity’s executive consulting experience provides him insight into high-level corporate governance, executive compensation matters and business management matters, all of which the Company and the Board deal with on a regular basis.

John I. Von Lehman Director since 2008	(Member of Audit Committee and Member of Corporate Governance Committee) Mr. Von Lehman began his career as a certified public accountant for Haskins & Sells, a predecessor of Deloitte, LLP. For more than five years until his retirement in 2007, Mr. Von Lehman served as Executive Vice President, Chief Financial Officer, Secretary and a director of The Midland Company, an Ohio-based provider of specialty insurance products (“Midland”). He serves on the Board of Directors and the Audit Committee of Ohio National Mutual Funds and a number of Cincinnati-based charitable organizations. Mr. Von Lehman’s 18 years of service as CFO and director of another publicly traded provider of insurance products qualifies him for membership on the Company’s Board. Specifically, Mr. Von Lehman’s position at Midland provided him with significant knowledge of and experience in property and casualty insurance operations, investment portfolio oversight, capital management and allocation and public company financial statement preparation. In his capacity as a certified public accountant and Chief Financial Officer of Midland, Mr. Von Lehman developed significant experience in preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that compare to those of the Company and which qualify him as an “audit committee financial expert” under SEC guidelines. The depth in his understanding of internal control over financial reporting and risk assessment skills that evolved in his experience with Midland constitute attributes that the Board believes benefit the Company in light of its businesses.

Carl H. Lindner III and S. Craig Lindner are brothers. See “Securities Ownership, “Corporate Governance” and “Executive Compensation—Director Compensation” below for additional information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

The Board of Directors recommends that shareholders vote FOR the election of these 10 nominees as directors.

Proposal No. 2 Ratification of the Company’s Independent Registered Public Accounting Firm

The Company’s Audit Committee Charter provides that the Audit Committee shall appoint annually an independent registered public accounting firm to serve as auditors. In February 2012, the Audit Committee appointed Ernst & Young LLP to serve as the Company’s registered public accounting firm for 2012.

Although the Audit Committee has the sole authority to appoint auditors, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration but may, nevertheless, continue to retain Ernst & Young. However, the Audit Committee in its discretion may engage a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company whether or not the shareholders ratify the appointment.

Audit Fees and Non-Audit Fees

The following table presents fees for professional services performed by Ernst & Young for the years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit fees (1)	$5,685,000	$5,621,000
Audit related fees (2)	20,000	302,000
Tax fees (3)	62,000	163,000
All other fees	4,000	12,000

Total	$5,771,000	$6,098,000

1.	These aggregate fees were for audits of the financial statements (including services incurred to render an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), subsidiary insurance company audits, reviews of SEC filings, and quarterly reviews.
2.	These fees related to SAS 70 internal audit reports and due diligence services.
3.	These fees relate primarily to review of federal tax provisions, preparation of foreign tax returns and tax consulting.

Representatives of Ernst & Young are expected to be at the meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that shareholders vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for 2012.

Proposal No. 3 Amend the 2011 Equity Bonus Plan

Shareholders approved the 2011 Equity Bonus Plan (formerly known as the Co-CEO Equity Bonus Plan) at the 2011 annual meeting. The Company proposes to amend the Equity Bonus Plan to expand eligible participants to include senior executive officers of the Company and its subsidiaries and to increase the number of shares authorized under the plan from 1,500,000 to 2,000,000.

The Equity Bonus Plan was established to benefit the shareholders of the Company by promoting extraordinary levels of corporate performance and by incentivizing the senior executive officers of the Company and its subsidiaries through the potential for performance-based equity compensation as a component of their compensation.

The Equity Bonus Plan is structured to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, so that we may preserve our ability to deduct for tax purposes such compensation awarded in excess of $1 million to certain top paid executives. We expect that awards of common stock under the Equity Bonus Plan will be fully deductible for tax purposes, but we make no assurances in this regard. Section 162(m) requires that certain material terms of the plan, including the eligibility, performance measures for establishing performance targets for applicable awards, and maximum amounts payable, be approved by our shareholders. In addition, the Plan is subject to shareholder approval under the NYSE’s and NASDAQ’s listing requirements.

Under the Equity Bonus Plan, the Company may grant bonus awards in the form of shares of common stock to senior executive officers of the Company based on the satisfaction of pre-established performance criteria determined by the Compensation Committee.

Administration

The Equity Bonus Plan is administered by the Compensation Committee, which is composed solely of three “outside directors” as defined under Section 162(m). The Compensation Committee has exclusive power to determine the conditions (including the specific annual performance goals consistent with the Equity Bonus Plan) to which the payment of the bonuses under the Equity Bonus Plan may be subject and to certify that performance goals are attained.

Performance Criteria and Goals

The Compensation Committee has flexibility under the Equity Bonus Plan to base awards on one or more of the following performance-based business criteria, either on a Company, subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Compensation Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, investment portfolio, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share. In the discretion of the Compensation Committee at the time of the grant of an award, any performance objective may be calculated after accounting for specified adjustments.

The Compensation Committee currently plans to grant awards utilizing one performance criterion—book value per share growth over one or more years versus the book value per share growth of the peer group set forth below over the same period. The book value per share comparisons will negate the effects of dividends and accounting changes. The Compensation Committee will base initial goals on this performance metric, but with respect to future awards, the Compensation Committee has discretion to utilize one or more of the performance criteria set forth above. The peer group, which was designed to approximate the Company’s business mix of property and casualty insurance and annuities and supplemental health insurance, is as follows:

Ace Limited	HCC Insurance Holdings, Inc.
Alleghany Corp.	Horace Mann Educators Corp.
American Equity Investment Life Holding Co.	Lincoln National Corp.
American National Insurance Co.	Markel Corporation
Arch Capital Group Ltd.	Metlife Inc.
Argo Group International Holdings, Ltd.	National Western Life Insurance Co.
Baldwin & Lyons Inc.	Presidential Life Corp.
The Chubb Corporation	Protective Life Corp.
Cincinnati Financial Corp.	RLI Corp.
CNA Financial Corporation	Travelers Companies, Inc.
CNO Financial Group, Inc.	W.R. Berkley Corporation
Hanover Insurance Group, Inc.	XL Group plc
The Hartford Financial Services Group, Inc.

The Compensation Committee determines the performance period and evaluates the performance criteria, then establishes a performance goal and allocates a bonus amount to be awarded upon attainment of each performance goal. The Compensation Committee may also structure goals with multiple potential levels of achievement.

In order to receive the bonus amount allocated to a particular performance goal or level, that goal or level must have been fully met, or exceeded, for the plan year. If not met, the award tied to a goal or level will not be payable. Further, under the Equity Bonus Plan, neither the Board nor the Compensation Committee retains any discretion to pay an excess amount above the established bonus amounts or to award any portion of the bonus amount allocated to a performance goal which has not been met by a participant.

As soon as practicable after the end of a calendar year, but no later than March 31, the Compensation Committee will certify in writing whether or not the performance goals of the participants have been attained and shall report to the Board the bonus amount, if any, to be paid in shares to each participant. The value of a share for purposes of determining the number of shares to be awarded is to be valued based on the average of the high and low sale prices of the common stock on the date of determination of the bonus amount by the Compensation Committee. The maximum amount which may be awarded to any participant in any year is $6,000,000.

The number of shares authorized for issuance under the Equity Bonus Plan may be adjusted by the Compensation Committee in the event of certain corporate changes affecting AFG common stock.

If our shareholders do not approve the Equity Bonus Plan, the Compensation Committee may still approve cash or equity incentive compensation for the achievement of the objectives set forth in the Equity Bonus Plan in order to maintain the market competitiveness of the Company’s executive compensation program. However, some of the shares awarded under a plan not approved by shareholders may not be deductible as set forth in Section 162(m), which would result in an increase to our corporate tax liability.

Amendment and Termination

The Equity Bonus Plan has been adopted and approved by the Compensation Committee and will remain effective, unless earlier terminated by the Board, until all shares authorized under the Equity Bonus Plan have been issued. The Board may at any time amend, suspend or terminate the Equity Bonus Plan. Any amendment or revision to the Equity Bonus Plan and/or performance goals that requires shareholder approval pursuant to Section 162(m) may be submitted to our shareholders for approval.

Recoupment of Awards

In the event of a restatement of materially inaccurate financial results, the Compensation Committee has the discretion to recover bonus awards that were paid under the Equity Bonus Plan to a participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Compensation Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results.

Federal Income Tax Consequences

Equity Bonus Plan participants must generally recognize ordinary income equal to the bonus received. As discussed above, subject to Section 162(m), the Company will be entitled to a deduction for the same amount.

Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the 2011 Plan are intended to ensure that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A. Subject to Section 162(m), the Company will be entitled to a deduction for the same amount.

New Plan Benefits

Grants of awards under the Equity Bonus Plan are subject to the certification and discretion of the Compensation Committee and are, therefore, not determinable at this time. Each of the Co-CEOs received $3,684,211 for 2011 under the Plan, and bonus amounts for future years may be higher, lower or the same as bonus amounts for 2011 and will likely differ among participants other than the Co-CEOs.

The Board of Directors recommends that shareholders vote FOR the proposal to approve the amendment of the American Financial Group, Inc. 2011 Equity Bonus Plan.

Proposal No. 4 Amend the 2005 Stock Incentive Plan

The Board of Directors has amended the Company’s 2005 Stock Incentive Plan (which we refer to as the 2005 Plan), subject to shareholder approval at the annual meeting, to increase the maximum number of shares of common stock which are available for issuance under the 2005 Plan from 10,500,000 to 13,000,000. The amendments also include establishing a maximum number of equity awards that a participant can receive in any calendar year and other technical amendments described below.

As of February 29, 2012, and since the inception of the 2005 Plan, 9,076,411 shares of common stock had been issued, or were reserved for issuance upon exercise of outstanding stock options, and 1,423,589 shares remained available for issuance under the 2005 Plan.

All employees of the Company and its subsidiaries are eligible to receive awards under the 2005 Plan. As the 2005 Plan is an “omnibus” stock plan, it provides for a variety of equity award vehicles, including the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units and stock awards. The 2005 Plan does not permit the repricing of options or stock appreciation rights without the approval of shareholders and does not contain an “evergreen” provision to automatically increase the number of shares issuable.

Plan Administration

The selection of employee participants in the 2005 Plan, the level of participation of each participant and the terms and conditions of all awards are approved by the Compensation Committee, which is comprised solely of “independent directors” for purposes of applicable stock exchange or other listing standards, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee has full authority to interpret the 2005 Plan, to prescribe, amend and rescind rules and regulations relating to the 2005 Plan and to make all other determinations necessary or advisable for the administration of the 2005 Plan. The Committee may delegate authority to administer the 2005 Plan as it deems appropriate, subject to the express limitations set forth in the 2005 Plan.

Limits on Plan Awards

The number of shares available for issuance pursuant to stock options, stock appreciation rights, restricted stock awards, restricted stock units and stock awards under the 2005 Plan is limited to the aggregate number approved by shareholders. A participant may receive multiple awards under the 2005 Plan, but no participant will receive awards representing more than 500,000 shares in any year.

Eligibility and Participation

All of the full-time employees of the Company and its subsidiaries are eligible to participate in the 2005 Plan, with the Compensation Committee having sole authority, in its discretion, to determine those eligible employees who will be participants in the 2005 Plan. Since its inception, awards under the 2005 Plan have been made to approximately 300 key employees of the Company and its subsidiaries.

Types of Plan Awards

The 2005 Plan provides for a variety of equity instruments to preserve flexibility. The types of securities that may be issued under the 2005 Plan are described below.

Stock Options

Stock options granted under the 2005 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Internal Revenue Code. The price of any stock option granted may not be less than the fair market value of the Company common stock on the date the option is granted. The option price may be paid in cash, shares of Company common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee. The Compensation Committee determines the terms of each stock option grant at the time of the grant with options generally terminating after a ten-year period from the date of the grant. The Committee specifies at the time each option is granted the time or times at which and in what proportions an option becomes vested and exercisable and may accelerate the vesting of options at any time. In general, unless otherwise determined by the Committee, a stock option expires (i) 12 months after termination of employment, if employment ceases due to death, (ii) immediately, upon the violation of any written employment, confidentiality or noncompetition agreement between the Company and the participant, (iii) after specified periods of up to two years, depending upon the term of service of the participant with the Company and its subsidiaries, upon disability or retirement, or (iv) 90 days after termination if employment ceases for any other reason.

Stock Appreciation Rights

A stock appreciation right (which we refer to as an SAR) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Company common stock on the date of settlement over the base price of the right, multiplied by the applicable number of shares of Company common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Company common stock on the date of grant. The Compensation Committee determines the vesting requirements and the payment and other terms of an SAR, including the effect of termination of service of a participant and may accelerate the vesting of SARs at any time. Generally, all SARS terminate after the ten-year period from the date of the grant. SARs may be payable in cash or in shares of Company common stock or in a combination of both.

Restricted Stock

A restricted stock award represents shares of Company common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Subject to the transfer restrictions and vesting requirements of the award, the participant has the same rights as one of the Company’s shareholders, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

Stock Units

An award of stock units provides the participant the right to receive a payment based on the value of a share of Company common stock. Stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. Stock unit awards are payable in cash or in shares of Company common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights.

Stock Awards

A stock award represents shares of Company common stock that are issued free of restrictions on transfer and free of forfeiture conditions and as to which the participant is entitled to all the rights of a shareholder. A stock award may be granted for past services, in lieu of bonus or other cash compensation, or for any other valid purpose as determined by the Compensation Committee.

Vesting of Awards

Vesting requirements for any awards under the 2005 Plan may be based on the continued service of the participant for a specified time period, the attainment of specified performance goals established by the Compensation Committee, or both.

Effect of Change in Control

Awards under the 2005 Plan are generally subject to acceleration, becoming exercisable in full upon the occurrence of a “change in control” (as defined in the 2005 Plan) transaction with respect to the Company. The definition of “change in control” is proposed to be amended in order to conform to the definition in the Company’s revolving credit facility which provides that a change of control will occur if members of the Lindner family (as defined in the 2005 Plan) collectively beneficially own less than 15% of the outstanding common stock of the Company.

Limited Transferability

Except with respect to the transferability of stock options as discussed above, all awards granted under the 2005 Plan are nontransferable except upon death or under a qualified domestic relations order, or in the case of non-qualified options only, during the participant’s lifetime to immediate family members of the participant and others as may be approved by the Compensation Committee.

Adjustments for Corporate Changes

In the event of recapitalizations, reclassifications or other specified events affecting the Company or shares of Company common stock, appropriate and equitable adjustments may be made to the number and kind of shares of Company common stock available for grant, as well as to other maximum limitations under the 2005 Plan, and the number and kind of shares of Company common stock or other rights and prices under outstanding awards.

Term, Amendment and Termination

The 2005 Plan will expire on April 7, 2015, unless terminated earlier by the Board of Directors. The Board may at any time and from time to time and in any respect amend or modify the 2005 Plan. The Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code, the listing requirements of the NYSE, NASDAQ or another exchange or securities market or for any other purpose. No amendment or modification of the 2005 Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award.

Tax Treatment of Stock Options

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. The Company will be entitled to a deduction for federal income tax purposes, in the year of a disqualifying disposition, of the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Internal Revenue Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Section 162(m)

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. The 2005 Plan is designed to allow awards made under the 2005 Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

Because future awards under the 2005 Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to stock-based compensation awarded under the 2005 Plan is presented in the “Summary Compensation Table” and these related tables: “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” and “Options Exercised and Stock Vested,” elsewhere in this proxy statement, and in the “Compensation Discussion and Analysis,” section below.

On March 15, 2012, the average of the high and low trading price of our Common Stock on the NYSE was $38.45 per share.

Equity Compensation Plan Information

The following reflects certain information about shares of our common stock authorized for issuance (at December 31, 2011) under compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	7,922,474	$27.05	6,737,616	(1)
Equity compensation plans not approved by security holders	—	—	321,122	(2)

Total	7,922,474	$27.05	7,058,738

(1)	Includes 2.6 million shares available for issuance under the 2005 Plan, 2.8 million shares issuable under AFG’s Employee Stock Purchase Plan, 1.3 million shares issuable under the 2011 Equity Bonus Plan and 32,985 shares issuable under AFG’s Non-Employee Directors’ Compensation Plan at December 31, 2011.
(2)	Represents shares issuable under AFG’s Deferred Compensation Plan. For a description of this plan, see “Compensation Discussion and Analysis—Retirement and Other Related Benefits on page 38.

The Board of Directors recommends that shareholders vote FOR the proposal to approve the amendment to the American Financial Group, Inc. 2005 Stock Incentive Plan.

Proposal No. 5 Amend and Restate the Non-Employee Directors Compensation Plan

The Board approved the Amended and Restated Directors Compensation Plan, which we refer to as the Directors Plan, in February, 2012, subject to shareholder approval at the annual meeting.

The Directors Plan (formerly known as the 2004 Non-Employee Directors Compensation Plan) was initially adopted by the Board and approved by shareholders in 2004. The Board adopted the Directors Plan due to its determination of the importance for non-employee directors to have an equity interest in the Company and to be provided compensation commensurate with their contributions to the Company’s success. Initially, 225,000 shares were authorized for issuance under the Directors Plan, and as of March 30, 2012, only 32,985 shares remain eligible for award. The Company proposes to authorize an additional 100,000 shares for issuance under the Directors Plan.

The Directors Plan provides for the grant to non-employee directors of retainers and meeting fees in cash and annual restricted stock grants. All directors of AFG who are not employees of the Company or of a company subsidiary are entitled to participate in the Directors Plan. As of the record date, six directors of the Company were eligible to receive awards under the Directors Plan. Each of the non-employee directors of the Company has a direct interest in the approval of the Directors Plan.

Retainers and Meeting Fees

Under the Directors Plan, non-employee directors of AFG receive an annual retainer for their service as a member of the Board, an additional annual retainer for service on Board committees, including additional amounts paid for service as Chairman of a Board committee, and an attendance fee for each Board or committee meeting attended, each in amounts which shall be established from time to time by the Board of Directors without shareholder approval. The Company pays all retainers and meeting fees in cash, quarterly in arrears. Below are the annual retainer and meeting fees in effect as of the record date. See “Director Compensation” on page 44 for information on compensation paid to directors, including restricted share grants, under the Directors Plan in 2011.

Annual Board Retainer	$40,000

Annual Retainer for non-Chair Member of Audit Committee	$12,000

Annual Audit Committee Chair Retainer	$30,000

Annual Retainer for Chair of Committees other than Audit Committee	$12,000

Annual Retainer for non-Chair Members of Committees other than Audit Committee	$6,000

Fee per Board Meeting	$1,750

Fee per Committee Meeting	$1,250

Stock Grant

Under the Directors Plan, on June 1 of each year, each non-employee director receives a grant of shares of AFG common stock. The number of shares of AFG common stock to be issued to each non-employee director is determined by dividing the amount that has been determined by the Board, currently $100,000, by the average of the per share high and low sale prices reported on the NYSE on the last trading day prior to June 1. The value of this stock grant may be changed by the Board of Directors from time to time without shareholder approval. Directors may not dispose of shares for six months following the grant.

Amendment and Termination

The Directors Plan will terminate on May 10, 2022. The Board of Directors may suspend or earlier terminate the Directors Plan or any portion of it at any time, and may amend it from time to time as the Board may deem advisable, except that the Board cannot amend the Directors Plan without the approval of shareholders to increase the number of shares of AFG common stock which may be issued, materially modify the requirements as to eligibility for participation or extend the termination date.

Stock Ownership Guidelines

The Directors Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives his or her first restricted stock award under the Directors Plan, such non-employee director, as a consideration in the determination of his or her future service to AFG’s Board of Directors, is required to beneficially own a minimum number of shares of AFG common stock, the value of which shall be equal to six times the then-current annual board retainer. As of the record date, all current non-employee directors satisfied the stock ownership guidelines.

Transferability

No non-employee director may dispose of shares of AFG common stock received under the Directors Plan until such non-employee director reaches the share ownership targets provided under the Directors Plan. Additionally, no non-employee director shall dispose of shares such that such non-employee director’s ownership of AFG stock would be less than the Directors Plan’s share ownership target.

The Board of Directors recommends that shareholders vote FOR the proposal to approve the amendment to the Directors Plan.

Proposal No. 6 Advisory Vote on Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (“say-on-pay”). The Dodd Act also provides that, at least once every six years, shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. We provided this opportunity to our shareholders at our 2011 annual meeting where over 90% of our shareholders voted to hold the “say-on-pay” advisory vote annually, in accordance with the recommendation of our Board of Directors.

As described in detail below under the heading “Compensation Discussion and Analysis” beginning on page 30 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our shareholders. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each named executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. Shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

The vote on this matter is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. The Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Board of Directors recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Shareholder Proposals

Proposal Nos. 7 and 8 are proposals we received from our shareholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at the 2012 annual meeting to submit the proposals for a vote, then the proposals will be voted upon. The shareholder proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The Board of Directors recommends voting “AGAINST” each proposal. We will promptly provide you with the name, address and the number of voting securities held by the proponents of the shareholder proposals, to our knowledge, upon receiving a written or oral request.

Proposal No. 7 Shareholder Proposal Regarding Certain Employment Matters

The Company has been informed that the following proposal will be presented at the 2012 annual meeting.

Sexual Orientation Non-Discrimination Policy-2012

Whereas: American Financial Group does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 89% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign. Nearly 70% of the Fortune 100 and 43% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an October, 2009 survey by Harris Interactive and Witeck-Combs, 44% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty-one states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity.

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2009, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that American Financial Group amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. American Financial Group will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Board of Directors’ Position

Your Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

The Company received nearly identical proposals in 2008 and 2011. In both years, the proposal was defeated by a substantial majority of the votes cast.

The Board of Directors continues to believe that this proposal is unnecessary. The Company is an equal opportunity employer. We are fully committed to complying with all applicable equal employment opportunity laws. Furthermore, we believe that our current policies adequately reflect our strong commitment to non-discrimination, that we have already substantially implemented the principles reflected in the above proposal and that our current policies and practices fully achieve the objectives of this proposal.

The Company’s written employment policies prohibit discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other legally protected status, and mirror the non-discrimination categories of federal law. Our nondiscrimination policy applies to all areas of employment, including, but not limited to, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits and compensation and termination of employment.

We recognize the value of a diverse workforce. We are dedicated to ensuring that diversity helps our employees, customers, vendors and communities achieve their full potential. We continually strive to maintain a diverse workforce that meets the needs of our customers and the communities in which we work and live.

The Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 8 Shareholder Proposal To Adopt Majority Voting

The Company has been informed that the following proposal will be presented at the 2012 annual meeting.

BE IT RESOLVED:

That the shareholders of American Financial Group, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of a majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, will establish a challenging vote standard for board nominees, and will improve the performance of individual directors and the entire board. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 77% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Board of Directors’ Position

Your Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

The Company uses a plurality standard for the election of our directors which is the standard mechanism for the election of directors under Ohio law and the default mechanism in substantially all other states. Under the plurality standard, with respect to the number of available board seats, the nominees who receive the greatest number of votes are elected. Although we recognize that a number of corporations have moved to the majority vote standard in recent years, the Company’s Board has determined not to do so for a several reasons.

First, adopting this proposal could disrupt the orderly function of the Board and increase the possibility of a failed election which would create an additional, and potentially expensive, process of identifying and electing a new director to fill vacant Board positions. Vacancies could prevent the Company from complying with applicable SEC, NYSE or NASDAQ requirements regarding independent directors and financial experts, would result in the loss of significant experience and expertise and would divert the Board’s attention from other corporate governance matters while it sought to fill the vacancies.

Second, the Board believes the majority voting standard could result in unintended and adverse consequences. For example, if, as discussed above, an insufficient number of independent directors were elected to satisfy listing standards or legal requirements, the Company could be incapable of taking important corporate action until the situation was resolved.

Third, although the proponents state that a nominee can be elected with as little as a single affirmative vote under the plurality voting standard (which is theoretically possible), the likelihood of such an outcome is infinitely small. As a practical matter, all of our directors have always been elected by an overwhelming majority of the votes cast as to any director. In fact, over the last ten years, every nominee has received at least 85% of the votes cast at each annual meeting, with most results exceeding (at times, far exceeding) 90%. In other words, this proposal, if implemented, would not have had any impact on the outcome of any of the elections of the Company’s directors to date.

Fourth, moving to majority election of directors would have no impact on the ability of shareholders to propose an alternate slate of directors in a proxy contest. Under the current form of majority election of directors being adopted by several other corporations, contested elections retain the plurality-voting standard. Thus, failing to take this action will not prevent our shareholders from seeking to replace any of the existing directors with new candidates.

Finally, the Board notes that the failure to adopt majority election of directors has no effect on the ability of shareholders to express disapproval of Board actions or individual members of the Board. The use of the “withhold vote” under a plurality-voting standard, rather than causing one or more directors not to be elected, provides the Board with the flexibility to determine whether such a vote was intended only to send a message to which the Board should react, or was an effort to remove a particular director from the Board. In either case, it would be a matter of serious consideration for the Board.

The Board of Directors recommends a vote AGAINST this proposal.

PRINCIPAL SHAREHOLDERS

Information regarding our principal shareholders at February 29, 2012, including those known by the Company to own beneficially 5% or more of our outstanding common stock, is provided below:

	Amount and Nature of Beneficial Ownership
Name and Address Of Beneficial Owner	Common Stock Held (1)		Obtainable upon Exercise of Options (2)	Total	Percent of Class
Carl H. Lindner III 301 East Fourth Street Cincinnati, Ohio 45202	8,158,206	(3)	270,000	8,428,206	8.6%

S. Craig Lindner 301 East Fourth Street Cincinnati, Ohio 45202	6,153,839	(4)	270,000	6,423,839	6.6%

Black Rock, Inc. (5) 40 East 52nd Street New York, New York 10022	6,202,009		—	6,202,009	6.3%

LSV Asset Management (6) 155 N. Wacker Drive Suite 4600 Chicago, Illinois 60606	4,957,275		—	4,957,275	5.1%

(1)	Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.
(2)	Represents shares of common stock that may be acquired within 60 days of February 29, 2012 through the exercise of options granted under the Company’s stock incentive plans.
(3)	Includes 2,617,764 shares held in a trust for which he holds voting and dispositive power; 36,601 shares held by a trust over which his spouse has voting and dispositive power; 289,257 shares held in two trusts over which his spouse has dispositive power; 742 shares in trust by one of his children; 1,388,500 shares held in a limited liability company over which shares he holds dispositive power; 2,398,000 shares owned by a limited liability company, 1,042,870 shares held in three trusts and 306,939 held by a foundation over which he shares voting and dispositive power with S. Craig Lindner; and 77,533 shares held in a charitable foundation over which he shares voting and dispositive power.
(4)	Includes 1,988,316 shares held in his trust over which he has voting and dispositive power; 111,862 held by a trust over which his spouse has voting and dispositive power; 25,873 shares held by one of his children; 225,546 shares held in a trust over which his spouse has dispositive power; 2,398,000 shares owned by a limited liability company, 1,042,870 shares held in three trusts and 306,939 held by a foundation over which he shares voting and dispositive power with Carl H. Lindner III; 40,583 shares owned through a Company retirement plan; and 13,850 held by a charitable foundation over which he shares voting and dispositive power.
(5)	Share information based on Schedule 13G/A filed by BlackRock, Inc. on February 13, 2012.
(6)	Share information based on Schedule 13G filed by LSV Asset Management on February 1, 2012.

CORPORATE GOVERNANCE

Management

The directors, nominees for director and executive officers of the Company are as follows. Ages are provided as of March 30, 2012.

	Age	Position	Director or Executive Since
Carl H. Lindner III	58	Co-Chief Executive Officer, Co-President and Director	1979
S. Craig Lindner	57	Co-Chief Executive Officer, Co-President and Director	1980
Kenneth C. Ambrecht	66	Director	2005
John B. Berding	49	Nominee for Director	—
Theodore H. Emmerich	85	Director	1988
James E. Evans	66	Senior Vice President, Executive Counsel and Director	1976
Terry S. Jacobs	69	Director	2003
Gregory G. Joseph	49	Director	2008
William W. Verity	53	Director	2002
John I. Von Lehman	59	Director	2008
Keith A. Jensen	61	Senior Vice President	1999
Thomas E. Mischell	64	Senior Vice President	1985
Vito C. Peraino	55	Senior Vice President and General Counsel	2012

Keith A. Jensen has served as Senior Vice President of the Company for over five years. Since January 2005, he has also served as the Company’s chief financial officer. He also serves on the Board of Directors of the Company’s subsidiary, National Interstate Corporation. Mr. Jensen was a partner with Deloitte & Touche LLP for over eleven years prior to joining the Company.

Thomas E. Mischell has served as Senior Vice President of the Company for over five years.

Vito C. Peraino was elected Senior Vice President and General Counsel of the Company in March 2012. He previously had served as Senior Vice President of Great American Insurance Company since 2002 and Assistant General Counsel of Great American Insurance Company since 2004. He also serves on the Board of Directors of the Company’s subsidiary, National Interstate Corporation. Since joining Great American Insurance Company in 1999, Mr. Peraino has held various executive claims management positions. Previously, Mr. Peraino spent several years in private practice and has represented various insurance industry entities as an attorney since 1981.

Information regarding all nominees for director and directors is set forth beginning on page 3 under “Matters to be Considered — Proposal No. 1 — Elect 10 Directors.”

Leadership Structure

The Company’s leadership structure has evolved significantly since our predecessor, American Financial Corporation, was founded more than five decades ago. Prior to his death in 2011, Carl H. Lindner, the father of Carl H. Lindner III and S. Craig Lindner, our Co-CEOs, served as Chairman of the Board of Directors of the Company. Mr. Lindner had previously served as the Chief Executive Officer of the Company until January 2005 and prior to that had been the Chairman of the Board and Chief Executive Officer of AFC.

The Board does not currently have a Chairman. Additionally, the Board does not have a formal policy as to whether the same person may serve as both the principal executive officer of the Company and Chairman. At the present time, the Board does not believe that such a policy is necessary because of its determination that the current Board membership, together with the Company’s management, possess the requisite leadership and industry skills, expertise and experiences to effectively oversee the business and affairs of the Company. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure for the Company based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting the Company at any given time.

The Company has two principal executive officers: Carl H. Lindner III and S. Craig Lindner, each of whom serves as a Co-Chief Executive Officer, Co-President and a director of the Company. Carl H. Lindner III also serves as Chairman of Great American Insurance Company and is primarily responsible for AFG’s property and casualty insurance operations and investor relations. S. Craig Lindner also serves as President of Great American Financial Resources, Inc. and is primarily responsible for AFG’s annuity and supplemental health insurance operations and investments. While each Co-CEO functions within a clearly defined role with respect to the day-to-day operations of the Company, both Co-CEOs work closely with one another and are significantly involved in all aspects of Company management so that either could succeed the other in the event such a need arose.

The Board of Directors believes that the Company’s leadership structure aids in succession planning and provides the Company with significant executive depth and leadership experience. The Board has determined that the Company’s leadership structure is currently the most appropriate for the Company. To the extent it deems necessary, the Board intends to review the leadership structure of the Company from time to time and in the event of any potential change in the persons serving as executive officers, although no potential change is contemplated at this time.

Risk Oversight

The Company believes a role of management, including the named executive officers, is to identify and manage risks confronting the Company. The Board of Directors plays an integral part in the Company’s risk oversight, particularly in reviewing the processes used by management to identify and report risk, and also in monitoring corporate actions so as to minimize inappropriate levels of risk. The Board of Directors and its committees discuss risks that the Company faces at each regularly-scheduled meeting of the Board of Directors and in many committee meetings.

The Company’s leadership structure and overall corporate governance framework is designed to aid the Board in its oversight of management responsibility for risk. The Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002. Inherently, part of this review involves an evaluation of whether our financial reporting and internal reporting systems are adequately reporting the Company’s exposure to certain risks. In connection with this evaluation, the Audit Committee has, from time to time, considered whether any changes to these processes are necessary or desirable. While it has concluded that no such changes are warranted at this time, the Audit Committee will continue to monitor the Company’s financial reporting and internal reporting processes. In addition, pursuant to its charter, the Audit Committee is responsible for discussing with management the guidelines and policies related to enterprise risk assessment and risk management.

As more fully described under “Compensation Discussion and Analysis” in this proxy statement, the Compensation Committee takes an active role in overseeing risks relating to AFG’s executive compensation programs, plans and practices. Specifically, the Compensation Committee reviews the risk profile of the components of the executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and considers the risks an executive officer might be incentivized to take with respect to such components with special attention given to establishing a mix among these components that does not encourage excessive risk taking.

The Corporate Governance Committee contributes to the Company’s risk oversight process by reviewing the Company’s Corporate Governance Guidelines and Board committee charters at least annually to ensure that they continue to comply with any applicable laws, regulations, and stock exchange or other listing standards, as each are subject to change from time to time. The Corporate Governance Committee also oversees the director nomination process, the overall Board reporting structure and the operations of the individual committees.

Meetings of the Board of Directors

The Company’s Board of Directors held eight meetings in 2011. The Board has a Compensation Committee, an Audit Committee and a Corporate Governance Committee. The charters for each of these Committees as well as the Company’s Corporate Governance Guidelines are available at www.AFGinc.com and upon written request to the Company’s Secretary, at the address set forth under “Communications with Directors” on page 46 of this proxy statement.

Compensation Committee

Responsibilities and Meetings

The Compensation Committee acts on behalf of the Board of Directors and, by extension, the shareholders to monitor adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

The Compensation Committee also acts as the oversight committee with respect to the Company’s deferred compensation plans, stock incentive plans, and bonus plans covering senior executive officers. In overseeing those plans, the Committee may delegate authority for day-to-day administration and interpretation of the plan, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Co-CEOs.

The Compensation Committee consulted among themselves and with management throughout the year and met three times in 2011. The primary processes for establishing and overseeing executive compensation can be found under “Compensation Discussion and Analysis” beginning on page 30 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of AFG’s Compensation Committee was at any time during 2011 or at any other time an officer or employee of the Company, and none had any relationship with the Company requiring disclosure as a related-person transaction in the section “Related Person Transactions” on page 45 of this proxy statement. During 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity as an executive officer of which served on our Compensation Committee.

Audit Committee

Meetings and Committee Composition

The Audit Committee met nine times in 2011. The Audit Committee is comprised of four directors, each of whom is experienced with financial statements and has past accounting or related financial management experience. The Company’s Board has determined that of the Audit Committee’s members, Theodore H. Emmerich, Terry S. Jacobs, and John I. Von Lehman are each considered to be an “audit committee financial expert” as defined under SEC Regulation S-K Item 407(d).

Audit Committee Report

The members of the Committee are Theodore H. Emmerich (Chairman), Terry S. Jacobs, Gregory G. Joseph and John I. Von Lehman. Each of the members of the Audit Committee is independent as defined by the NYSE and NASDAQ listing standards. The Board has determined that three of the four members of the Audit Committee is an “audit committee financial expert” as defined in SEC regulations.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established and the audit process.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (US) (PCAOB) and issuing reports thereon. The Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages the Company’s independent registered public accountants who report directly to the Committee.

The Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements and the audit of internal control over financial reporting with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants the matters required to be discussed by the PCAOB and relevant listing standards.

The Company’s independent registered public accountants also provided to the Committee the written disclosures and the letter pursuant to applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Committee concerning independence and the Committee discussed with the independent registered public accountants that firm’s independence. As part of its discussions, the Committee determined that Ernst & Young LLP was independent of AFG.

Based on the Committee’s discussions with management and the independent registered public accountants, the Committee’s review of the representation of management and the report of the independent registered public accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Members of the Audit Committee	Theodore H. Emmerich, Chairman
Terry S. Jacobs
Gregory G. Joseph
John I. Von Lehman

Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit and non-audit services to be provided to AFG by Ernst & Young LLP. The Audit Committee delegated authority to the Committee Chairman to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided with respect to the de minimus waiver process provided by rules of the SEC.

Corporate Governance Committee

Responsibilities and Meetings

The Corporate Governance Committee met three times in 2011. The Corporate Governance Committee is responsible for, among other things, establishing criteria for selecting new directors, identifying individuals qualified to be Board members, as needed, and recommending to the Board director nominees for the next annual meeting of shareholders. The Corporate Governance Committee also facilitates participation by directors in continuing education programs, including accredited director education programs and structured internal programs presented by management. The Committee is comprised solely of members who are “independent” as defined under NYSE and NASDAQ listing standards.

Director Nominee Qualifications; Nominations by Shareholders

Our Corporate Governance Guidelines identify some of the criteria used to evaluate prospective nominees for director. Our Corporate Governance Guidelines are available on the Company’s website at www.AFGinc.com.

Nominees for director will be recommended by the Corporate Governance Committee in accordance with the principles in its charter and the Corporate Governance Guidelines. When considering an individual candidate’s suitability for membership on the Board, the Corporate Governance Committee will evaluate each individual on a case-by-case basis. Although the Committee does not prescribe minimum qualifications or standards for directors, candidates for Board membership should have the highest personal and professional integrity, demonstrated exceptional ability and judgment, and availability and willingness to take the time necessary to properly discharge the duties of a director. Additionally, we consider it desirable for director candidates to have management experience, especially with public companies, and that a portion of such candidates have experience in the insurance and financial services industries. The Board seeks candidates with diverse experiences, qualifications, backgrounds and skills that the Board believes enable each candidate to make a significant contribution to the Board. The Board will also consider diverse Board candidates, including women and minorities, and individuals from both corporate positions and non-traditional environments such as government, academia, and nonprofit organizations.

The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Amended and Restated Code of Regulations (the “Regulations”) afford shareholders certain rights related to such matters. The Regulations provide that the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. The Regulations provide that only candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations will be considered by the Corporate Governance Committee and eligible for election at a meeting of shareholders. The Regulations require a shareholder wishing to nominate a director candidate to give the Secretary of the Company at least 90 and not more than 120 days prior written notice setting forth or accompanied by: (1) certain biographical, stock ownership and investment intent disclosures about the proposed nominee; (2) certain biographical, stock ownership and hedging or similar activity disclosures about the shareholder giving the notice and specified persons associated with such shareholder; (3) verification of the accuracy or completeness of any nomination information at the Company’s request; (4) a statement that a nomination that is inaccurate or incomplete in any manner shall be disregarded; (5) a representation that the shareholder was a record holder of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to make the nomination; and (6) the consent of each such nominee to serve as director if elected.

The Committee will make its determinations on whether to nominate an individual in the context of the Board as a whole based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. The Committee will have no obligation to respond to shareholders who propose candidates that it has determined not to nominate for election to the Board, but the Committee may do so in its sole discretion. All director candidates are evaluated similarly, whether nominated by the Board or by a shareholder.

The Corporate Governance Committee did not seek, nor did it receive the recommendation of, any of the director candidates named in this proxy statement from any shareholder, independent director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees.

Executive Sessions

NYSE and NASDAQ rules require independent directors to meet regularly in executive sessions. Four of these sessions were held during 2011. The independent director presiding over each session rotates. Shareholders and other interested parties may communicate with any of the independent directors, individually or as a group, by following the procedures set forth on page 46 of this proxy statement.

Director Attendance Policy at Meetings

AFG expects its directors to attend meetings of shareholders. All of AFG’s directors attended last year’s shareholders’ meeting. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member and in many cases attended meetings of committees on which he did not serve.

Independence Determinations

In accordance with NYSE and NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines comply with the listing standards set forth by the NYSE and NASDAQ. Where the NYSE and NASDAQ rules on director independence conflict, the Company’s standards reflect the applicable rule which is more stringent to the director and the Company. Based on these standards, the Board determined that each of the following non-employee directors, namely Messrs. Ambrecht, Emmerich, Jacobs, Joseph, Verity and Von Lehman is independent and has no relationship with the Company, except as a director and shareholder of the Company, and the Board intends to make such a determination as to each of these directors at the Board of Directors meeting following the 2012 annual meeting.

Mr. Ambrecht was a Managing Director with First Albany Capital from July 2004 until December 2005. For more than five years prior to that, Mr. Ambrecht was a Managing Director with Royal Bank Canada Capital Markets. From time to time, the Company has purchased or sold securities through these companies in the ordinary course of business, for which it paid customary commissions. The Company has acquired vehicles from, and had vehicles serviced by, automobile dealerships affiliated with a company of which Mr. Joseph is an executive and part owner. The amounts involved in these transactions were deemed by AFG’s Board of Directors not to be material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires AFG’s executive officers, directors and persons who own more than ten percent of AFG’s common stock to file reports of ownership with the SEC and to furnish AFG with copies of these reports. Like many companies, AFG assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on the Company’s involvement in the preparation and review of these reports, the Company believes that all filing requirements were met in 2011.

Stock Ownership Guidelines

AFG’s Board adopted executive stock ownership guidelines in 2006 because it believes that it is in the best interests of AFG and its shareholders to align the financial interests of its executives and certain other officers of the Company and its principal subsidiaries with those of AFG’s shareholders. AFG’s Board also adopted such guidelines because it believes that the investment community values stock ownership by such officers and that share ownership demonstrates a commitment to and belief in the long-term profitability of AFG. Under the guidelines, AFG’s Co-CEOs are required to own an amount of AFG common stock which is equal to or exceeds five times their annual base salary; other named executive officers and certain other senior officers of the Company and its major subsidiaries (in excess of 40 executives) are required to own an amount of AFG common stock which is equal to or exceeds their annual base salary. Generally, persons subject to the guidelines were required to achieve the applicable ownership guideline by January 1, 2011, and all executives to whom the guidelines apply had met their ownership target as of such date. The Co-CEOs own AFG common stock having a value well in excess of the guidelines indicated by their annual base salary.

The Directors Plan also sets forth stock ownership guidelines for the non-employee directors. Specifically, within three years after a non-employee director receives the first restricted stock award under the Directors Plan, the non-employee director, as a consideration in the determination of his or her future service to AFG’s Board of Directors, must beneficially own shares of AFG common stock with a value of at least six times the then-current annual board retainer.

Code of Ethics

The Company’s Board of Directors adopted a Code of Ethics applicable to the Company’s directors, officers and employees. The Code of Ethics is available at www.AFGinc.com and upon written request to the Company’s Secretary, at the address set forth under “Communications with Directors” on page 46.

SECURITIES OWNERSHIP

The following table sets forth information, as of February 29, 2012, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, the named executive officers and by all of these individuals as a group. Except as set forth in the footnotes below or under “Principal Shareholders” on page 21 of this proxy statement, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company. Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (1)	Shares Acquirable Within 60 Days (2)
Carl H. Lindner III (3)	8,158,206	270,000
S. Craig Lindner (3)	6,153,839	270,000
Kenneth C. Ambrecht	21,045	—
John B. Berding	158,073	235,250
Theodore H. Emmerich (4)	53,536	7,500
James E. Evans (5)(6)	226,749	226,094
Terry S. Jacobs (5)	6,506	—
Gregory G. Joseph (7)	87,048	—
William W. Verity	13,515	—
John I. Von Lehman	10,511	—
Keith A. Jensen (8)	55,829	212,495
Thomas E. Mischell (6)	272,263	210,001
Vito C. Peraino	44,495	113,751

All directors, nominees, and executive officers as a group (13 persons)(3)	11,513,806	1,431,340

(1)	Includes the following numbers of shares owned through a Company retirement plan: S. C. Lindner—39,750; J. B Berding—2,033; J. E. Evans—2,341; K. A. Jensen—755; T. E. Mischell—73,686; and all directors and executive officers as a group—119,395.
(2)	Represents shares of common stock that may be acquired within 60 days of February 29, 2012 through the exercise of options granted under the Company’s stock incentive plans.
(3)	The shares beneficially owned by Carl H. Lindner III, and S. Craig Lindner, and all directors and executive officers as a group, constituted 8.6%, 6.6% and 13.2% respectively, of the common stock outstanding at February 29, 2012. See footnotes 3 and 4 to the Principal Shareholders table on page 21 for more information regarding share ownership by Carl H. Lindner III and S. Craig Lindner. To avoid double-counting, shares held by all directors, nominees and executive officers as a group include shares over which Carl H. Lindner III and S. Craig Lindner share voting and dispositive power only once. S. Craig Lindner has pledged 443,661 shares as collateral under a loan agreement.
(4)	All shares held in a trust for which Mr. Emmerich serves as trustee with voting and dispositive power.
(5)	Mr. Evans and Mr. Jacobs have pledged 89,733 shares and 6,506 shares, respectively, as collateral under loan agreements.
(6)	Excludes shares held in the RASP, for which he serves on the Administrative Plan Committee, other than those shares allocated to his personal RASP account. See “General Information—Retirement and Savings Plan Participants” on page 2.
(7)	Includes 63,423 shares held by companies in which he is a shareholder and for which he serves as an executive officer or director. Also includes 3,000 shares held by a family partnership in which he holds a 25% interest.
(8)	Includes 8,343 shares owned by Mr. Jensen’s spouse. Does not include beneficial ownership of 500 shares of the Company’s subsidiary, National Interstate Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors has responsibility for reviewing and approving the compensation paid to the Company’s Co-CEOs, reviewing the compensation of the other Company senior executive officers and overseeing the executive compensation policies of the Company. The Compensation Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

AFG’s philosophy regarding executive compensation programs focuses on the balance of motivating, rewarding and retaining executives with a compensation package competitive among its peers, and maximizing shareholder value by designing and implementing programs that tie compensation earned to the performance of the Company. Guided by principles that reinforce the Company’s pay-for-performance philosophy for the past several years, named executive officer compensation has included base salary and eligibility for annual cash bonuses and long-term incentives such as stock options, restricted stock and stock awards and other compensation, including certain perquisites. A significant portion of each senior executive officer’s compensation is dependent upon the Company achieving business and financial goals and the executive achieving individual performance objectives.

At our 2011 annual meeting, AFG held an advisory vote on the compensation of its named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with over 97% of votes cast in favor of our 2011 say-on-pay resolution. Based on the results of the 2011 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the named executive officers and that AFG’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

Establishing Compensation Levels

As in prior years, compensation levels for the Co-CEOs were based primarily upon the Compensation Committee’s assessment of their leadership performance and potential to enhance long-term shareholder value. The Compensation Committee relies upon a combination of judgment and guidelines in determining the amount and mix of compensation elements for the Co-CEOs. The compensation levels for the other named executive officers are similarly determined by the Co-CEOs, and reviewed by the Compensation Committee, again based primarily upon the assessment of each Co-CEO’s leadership performance and potential to enhance long-term shareholder value.

Key factors affecting the Compensation Committee’s judgment with respect to the Co-CEOs include the nature and scope of their responsibilities and their effectiveness in leading initiatives to effectively manage capital and increase shareholder value, productivity, profitability and growth. The Compensation Committee also considers the compensation levels and performances of a comparison group of publicly-held insurance companies (collectively, the “Compensation Peer Group”) in reviewing the appropriateness and competitiveness of the Company’s compensation programs. The Compensation Committee believes, however, that the peer review should be simply a point of reference for measurement, not a determinative factor for executive compensation. The purpose of this research is not to supplant the analyses of the individual performance of the executive officers that the Compensation Committee considers when making compensation decisions, but rather to serve as additional data utilized by the Compensation Committee in its analysis. The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consisted in 2011 of companies against which the Compensation Committee believes AFG competes for talent and for shareholder investment, and in the marketplace for business. The Compensation Peer Group is identical to the group utilized in 2010. In analyzing market pay levels among the Compensation Peer Group, the Compensation Committee factors into its analysis the large variance in size (both in terms of revenues and market capitalization) among the companies. The companies comprising the Compensation Peer Group during 2011 were as follows:

• ACE Limited	• HCC Insurance Holdings, Inc.

• Arch Capital Group Ltd.	• Markel Corporation

• The Chubb Corporation	• RLI Corp.

• Cincinnati Financial Corporation	• W. R. Berkley Corporation

• CNA Financial Corp.	• XL Group plc

• The Hartford Financial Services Group, Inc.

The Compensation Committee and the Co-CEOs analyze peer group and industry pay rates at least annually using relevant published survey sources available. In addition, the Compensation Committee and the Co-CEOs analyze information reported in the SEC filings of companies in the Compensation Peer Group and compiled by a service provider.

The Compensation Committee determined that the types of compensation paid to the Company’s senior executives (i.e. annual salary, performance bonus, equity incentives, retirement plan contributions and perquisites) are similar to those paid to senior management at companies in the Compensation Peer Group. Although the Company seeks to offer a level of total compensation to our executive officers that is competitive with the compensation paid by companies in the Compensation Peer Group, we do not target or benchmark a particular percentile with respect to our executives’ total pay packages or any individual components thereof. Rather, the Compensation Committee’s consideration of the compensation levels and performances of the companies in the Compensation Peer Group constitutes just one of many of the factors described in this Compensation Discussion and Analysis, and such peer group data is considered generally and not as a substitute for the Compensation Committee’s discharge of its fiduciary duties in making executive officer compensation decisions.

The Compensation Committee has also noted that, except for the acceleration of vesting of equity awards under the Company’s shareholder approved equity incentive plans upon a change in control, which acceleration applies to all holders of awards under such plans, no amounts become payable to the named executive officers under severance or change in control arrangements, unlike many of the executive officers of the companies in the Compensation Peer Group.

Based upon all these factors, the Compensation Committee believes it is in AFG shareholders’ best long-term interest for the Compensation Committee to ensure that the overall level of compensation, especially the aggregate total of salary, bonus and equity-based awards, is competitive with companies in the Compensation Peer Group. The Compensation Committee continues to believe that the quality, skills and dedication of executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Compensation Committee and the Co-CEOs continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible and align the interests of AFG’s executives with those of AFG’s shareholders.

The Compensation Committee’s decisions concerning the specific 2011 compensation elements for the Co-CEOs were made within this framework. The Compensation Committee also considered each Co-CEO’s performance and prior-year salary, bonus and other compensation. In all cases, specific decisions involving 2011 compensation were ultimately based upon the Compensation Committee’s judgment about the Co-CEOs’ performance, potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value without subjecting the Company to inappropriate or unreasonable risk.

Tally Sheets

The Compensation Committee reviews a comprehensive tally sheet compiled internally to review all elements of the named executive officers’ compensation. The tally sheets reviewed include all of the information that is reflected in the Summary Compensation Table as well as amounts and descriptions of perquisites not required to be specifically identified by SEC regulations, generally due to the fact that the amount of such items is not deemed material under applicable SEC regulations. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements. Such analysis has become an important component in the Compensation Committee’s review of named executive officer compensation as various components, including perquisites, are deemed by the Compensation Committee to be important elements of an executive’s overall compensation. This also allows the Compensation Committee to make compensation decisions and evaluate management recommendations based upon a complete analysis of an executive’s total compensation.

To get a clearer picture of the total amount of compensation paid to the Company’s executive officers, the Compensation Committee annually reviews all components of the named executive officers’ total compensation package. This review includes salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the contributions to and investment performance under the Company’s retirement plans. A tally sheet totaling all the above components was prepared for and reviewed by the Compensation Committee. The Compensation Committee noted the annual limitations agreed upon by the Compensation Committee and the Co-CEOs with respect to personal use of corporate aircraft (120 occupied flight hours each) and the executive insurance program ($300,000) and the fact that, if such limitations are exceeded, reimbursement is made based on the cost to the Company of providing those benefits.

Based on this review, the Compensation Committee found the named executive officers’ total compensation in the aggregate to be reasonable and consistent with the objectives of the Company’s compensation programs.

Wealth Accumulation

As part of its analysis and approval of the long-term equity incentive compensation, the Compensation Committee reviewed information relative to equity wealth accumulation of the named executive officers based on previous awards. The purpose of this analysis was to determine whether prior and proposed awards are likely to be effective for retention and as performance incentives to the named executive officers. The Compensation Committee was mindful of the substantial percentage ownership of the Company’s common stock by the Co-CEOs, and the effect of such ownership in aligning their interests with those of our public shareholders.

Internal Pay Equity

The Compensation Committee does not apply fixed ratios when conducting an analysis of the relative difference between the Co-CEOs’ compensation and the compensation of the Company’s other senior executives. However, the Compensation Committee believes that the Company’s internal pay equity structure is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Outside Consultants

The Compensation Committee has the sole authority to retain and from time to time has considered the use of outside consultants to assist in evaluating the Company’s executive compensation programs and practices. While the Compensation Committee did not formally engage such a compensation consultant during 2011, it has obtained and considered studies and reports containing comparative market and industry-wide data, which were generated by professional compensation research firms. The Company has also surveyed publicly available compensation data. As a result, the Compensation Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s Compensation Peer Group and receive current information regarding the compensation developments in the marketplace.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that AFG may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Compensation Committee attempts, to the extent practicable, to structure a significant portion of named executive officer compensation as “incentive-based.” As a result, the incentive compensation paid to the named executive officers should also satisfy the requirements for the “performance-based compensation” exception under Section 162(m), although no assurances can be made in this regard.

Section 409A

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is AFG’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A. AFG believes it is currently operating such plans in compliance with Section 409A. However, no assurances can be made in this regard.

Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for named executive officers were:

•	base salary;

•	annual performance-based bonuses (including cash and stock awards);

•	long-term equity incentive compensation;

•	retirement and other related benefits; and

•	perquisites and other personal benefits.

Each of these components has a different risk profile:

Element	Description	Examples	Risk Profile

Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	• Low to moderate

Annual Performance-Based Bonuses	Variable based on achievement of certain objectives	• Cash • Performance-Based Stock Awards	• High

Long-Term Equity Incentive Compensation	Variable based on responsibility and the achievement of longer term financial goals and shareholder value creation	• Stock Options • Restricted Stock Awards	• Moderate to high

Retirement and Other Related Benefits	Satisfy employee retirement and tax planning needs	• Retirement & Savings plans • Deferred Compensation Plan	• Low

Perquisites and Other Personal Benefits	Satisfy employee health and welfare needs	• Health care • Life, Auto, Home Insurance • Security • Aircraft Usage • Entertainment • Lodging • Administrative	• Low

The Compensation Committee has reviewed the risk profile of the components of AFG’s executive compensation programs, including the performance objectives and target levels used in connection with incentive awards. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs make a substantial portion of each named executive officer’s compensation contingent on delivering performance results that benefit our shareholders. The Compensation Committee believes that AFG’s executive compensation programs incentivize the appropriate level of risk-taking behavior by its named executive officers needed to grow the business, while encouraging prudent decision-making that focuses on both short-term and long-term results.

The Compensation Committee continues to monitor and evaluate on an ongoing basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the named executive officers with those of AFG’s shareholders. In connection with this practice, the Compensation Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various compensation elements. For example, the Compensation Committee recently reviewed the long-term compensation components for our Co-Chief Executive Officers and adopted the 2011 Equity Bonus Plan, which was approved by shareholders at the 2011 annual meeting, and amendments to the 2011 Equity Bonus Plan which would expand eligible participants to include senior executive officers of the Company and its subsidiaries, which is being considered by the shareholders at the 2012 annual meeting as Proposal No. 3.

Our Co-CEOs determine the compensation for the named executive officers other than themselves. The Compensation Committee reviews the levels of compensation determined by the Co-CEOs, and annually reviews the performance of the other named executive officers with the Co-CEOs. The Compensation Committee makes recommendations to the Board with respect to general non-CEO compensation, incentive-compensation plans and equity-based plans.

Our Co-CEOs discuss with the Compensation Committee their thoughts on the Company’s performance, their performance, their current and future compensation levels, and the reported compensation of senior executives at the Compensation Peer Group prior to the time that the Compensation Committee takes any action with respect to setting the compensation of the Co-CEOs. The Co-CEOs also make recommendations to the Compensation Committee with respect to the EPS and Company Performance Components of the incentive compensation arrangements applicable to them. Specifically, the Co-CEOs recommended that these components from AFG’s business plan be considered in connection with 2011 compensation objectives and targets. The Compensation Committee considers this input in connection with its review and approval of corporate goals and objectives relevant to Co-CEO compensation, deliberation of Co-CEO performance in light of those goals and objectives, and determination of Co-CEO compensation levels based on this evaluation.

Base Salary

The Company pays salaries that are designed to attract and retain superior leaders. The Compensation Committee determines annual base salaries for the Co-CEOs that are appropriate, in its subjective judgment, based on each officer’s responsibilities and performance and input from the Co-CEOs themselves. The Co-CEOs set salaries for the other named executive officers, which are reviewed by the Compensation Committee. The Co-CEOs believe that such salaries are appropriate in light of the levels of responsibility of such officers and their individual contributions to the Company’s success. The base salaries for the Co-CEOs and other named executive officers for 2011 remained the same as 2009 and 2010.

Annual Performance-Based Bonuses

Annual performance-based cash bonuses are designed to reward the current year performance of AFG as compared to AFG’s performance in prior years and its current year performance versus other companies in its market segment. The Company believes that the overall performance of AFG is substantially related to the performance of its executives. If earned, cash bonuses, and with respect to the Co-CEOs, equity bonuses, are generally paid in the first quarter for the prior year’s performance.

Consistent with prior years, under the Annual Senior Executive Bonus Plan, the Compensation Committee, working with management, develops an annual bonus plan providing that a substantial portion of annual compensation is dependent on AFG’s performance. Participants in the Annual Senior Executive Bonus Plan include the Co-CEOs and the other named executive officers.

As discussed below, the Compensation Committee considered AFG’s business plan and budgeted targets in connection with its establishment of objectives in the EPS and Company Performance Components for 2011 applicable to the Co-CEOs under the Annual Senior Executive Bonus Plan. As in prior years, the Compensation Committee determined not to establish individual quantifiable measurements because the Compensation Committee believes that the Co-CEOs are ultimately jointly responsible for the achievement of such objectives. The Compensation Committee views the roles of the Co-CEOs as collaborative, as opposed to competitive, and thus does not seek to distinguish the performance of one from the other. Rather, the Compensation Committee scrutinized the Co-CEOs’ collective role in AFG’s achievement of EPS targets, developing management personnel, focus on investment portfolio performance and development and implementation of strategic transactions and initiatives to enhance shareholder value.

Individual areas of responsibility for named executive officers other than the Co-CEOs are assigned by the Co-CEOs as the year progresses. As discussed elsewhere in this Compensation Discussion and Analysis, bonuses for the other named executive officers are based on achievement with respect to an EPS Component, which is identical to the component used for Co-CEO bonus achievement, and an individual component determined by the Co-CEOs to address individual performance factors.

Annual Senior Executive Bonus Plan Components for 2011 and Bonus Amounts for Co-CEOs

The performance component for each Co-CEO equaled the sum of such Co-CEO’s bonuses for the EPS Component and Company Performance Component.

The EPS Component was based on “Operating EPS” which was determined consistent with prior years. Operating EPS differs from AFG’s reported net earnings (determined in accordance with generally accepted accounting principles) by not including realized gains and losses in the investment portfolio and unusual or non-recurring items considered to be non-core to insurance operations. Further, any special charge taken as a result of an internal review of asbestos and environmental reserves is to be considered a non-core item. The Company Performance Component consisted of seven distinct performance goals.

Each Co-Chief Executive Officer had a target bonus tied to the EPS Component of $650,000 and could earn up to an additional $1,137,500 based on the proportionate achievement of the seven performance goals under the Company Performance Component.

EPS Component

Under the 2011 Bonus Plan, each Co-CEO’s EPS Component ranged from $0 up to $1,137,500 (175% of the dollar amount of the target bonus allocated to the EPS Component), based on the following levels of Operating EPS achieved by the Company and its consolidated subsidiaries for 2011:

Operating EPS	Percentage of Bonus Target to be paid for EPS Component
Less than $3.20	0
$3.50	100%
$3.75 or more	175%

The Operating EPS target for 2011 was established by the Compensation Committee after reviewing the Company’s 2011 business plan prepared by management and approved by the Co-CEOs. The 2011 target of $3.50 per share equaled the 2011 Operating EPS target in the Company’s business plan. While identical to the Operating EPS target for 2010, the Compensation Committee considered the continued soft insurance market and lower investment returns expected in 2011 as principal factors in maintaining the target at the same level in effect for 2010. The Compensation Committee determined that achieving the 2011 Operating EPS target would require substantial efforts on behalf of the entire organization, including Company senior management, and gave consideration to factors which might impact ongoing earnings, including, but not limited to, competition, market influences, governmental regulation and the Board of Directors’ desire to devote resources to other internal corporate objectives, such as acquisitions or start-ups.

One hundred percent of the EPS Component ($650,000) was to be paid if Operating EPS were $3.50 per share. If Operating EPS were above $3.20 but less than $3.50 or above $3.50 but less than $3.75, the EPS Component of the bonus was to be determined by straight-line interpolation. If Operating EPS was $3.75 or more, 175% of the EPS Component of the bonus was to be paid.

For 2011, AFG reported Operating EPS of $3.53. As a result, the Compensation Committee authorized the payment of a bonus of $708,500 (109% of the $650,000 bonus target allocated to the EPS Component) to each Co-CEO under the EPS Component.

Company Performance Component

Each Co-CEO could receive up to a maximum of $1,137,500 in bonus based on AFG’s overall performance after considering seven Company performance goals determined by the Compensation Committee. The 2011 Company Performance Component metrics provided that each Co-CEO would receive one-seventh of the maximum bonus amount for each of the following Company Performance Component goals satisfied during 2011:

•	Grow book value per share (excluding appropriated retained earnings and unrealized gains/losses on fixed maturity securities and non-core asbestos and environmental charges) at least 7%.

•	Achieve core return on equity of at least 9%.

•	Achieve specialty property and casualty combined ratio of 90 or below.

•	Achieve annuity and supplemental insurance pre-tax, pre-interest expense operating earnings of at least $227 million.

•	Achieve returns on fixed income portfolio that exceed those of a benchmark.

•	Have AFG common stock outperform the S&P 500 Insurance Stock Index.

•	Maintain debt-to-total capital ratio of less than 22% (calculated consistent with past practice).

The Company’s performance in 2011 exceeded five of the seven performance goals, failing only to achieve the goals in the third and fourth bullet points above. As a result, the Co-CEOs received $812,500 under the Company Performance Component, for a total of $1,521,000 when added with the EPS Component.

2011 Bonus Plan Components and Bonus Amounts for Other Named Executive Officers

The following table sets forth the bonus target amounts and performance criteria for 2011 for named executive officers other than the Co-CEOs that were reviewed by the Compensation Committee.

Name	Total Bonus Target	EPS Component	Individual Performance Component
James E. Evans	$875,000	50%	50%
Keith A. Jensen	$600,000	50%	50%
Thomas E. Mischell	$400,000	50%	50%

EPS Component

For the named executive officers other than the Co-CEOs, the EPS Component was set at a maximum of 125% of the eligible bonus, based on the following levels of reported Operating EPS, calculated the same as for the Co-CEOs, achieved by the Company and its consolidated subsidiaries for 2011:

Operating EPS	Percentage of Bonus Target to be paid for EPS Component
Less than $3.20	0
$3.50	100%
$3.75 or more	125%

For 2011, AFG reported Operating EPS of $3.53. As a result, under the EPS Component of the 2011 Bonus Plan, bonuses were paid as follows: $450,625 to Mr. Evans; $309,000 to Mr. Jensen; and $206,000 to Mr. Mischell.

Individual Performance Component

For 2011, each named executive officer’s bonus allocated to the Individual Performance Component ranged from 0% up to 125% of the target amount allocated to the Individual Performance Component and was determined by the Co-CEOs based on the Co-CEOs’ subjective rating of the named executive officers relative to overall performance for 2011. The determination for each of the named executive officers includes a consideration of all factors deemed relevant, including, but not limited to: operational, qualitative measurements relating to the development and implementation of strategic initiatives and annual objectives; responses to unexpected developments; the development of management personnel; and the impact of any extraordinary transactions involving or affecting the Company and its subsidiaries. The Co-CEOs considered these factors, together with the respective roles of the named executive officers with respect to the consistent improvement in the Company’s operating performance over the past several years, and determined that the named executive officers receive the following: $503,125 to Mr. Evans (115% of target); $375,000 to Mr. Jensen (125% of target); and $230,000 to Mr. Mischell (115% of target).

As a result, the total bonuses paid to the named executive officers under the 2011 Bonus Plan, combining the above amounts, were: $953,750 to Mr. Evans; $684,000 to Mr. Jensen; and $436,000 to Mr. Mischell.

Long-Term Equity Incentive Compensation

The Compensation Committee believes long-term equity incentive compensation encourages management to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock option grants and restricted stock awards that vest over time. The Compensation Committee believes that stock options and stock awards represent an important part of AFG’s performance-based compensation system. The Compensation Committee believes that AFG shareholders’ interests are well served by aligning AFG’s senior executives’ interests with those of its shareholders through the grant of stock options and stock awards. In determining the size of overall annual grants, the Compensation Committee takes into consideration the dilutive effect to shareholders of the additional shares which may be issued pursuant to stock-based awards as well as the expense to AFG as stock-based awards vest. The Compensation Committee believes that several features present in stock-based awards give recipients substantial incentive to maximize AFG’s long-term success. Specifically, the Compensation Committee believes that, because stock options granted in 2011 vest at the rate of 20% per year and restricted stock awarded in 2011 “cliff” vests in four years, these awards promote executive retention due to the potential for forfeiture of options and restricted stock that have not fully vested upon departure from AFG.

Consistent with past practice, in February 2012, the Compensation Committee determined to award a portion of the long-term equity incentive compensation of several key executives, including each named executive officer, in restricted stock awards. The restricted stock awards vest in four years, or sooner upon the death or permanent disability of the recipient. The recipients are entitled to receive dividends on and vote the shares during the restriction period.

Equity award levels are determined based on award amounts for participants from previous years, market data, fair value of option grants, expense to AFG, the relative benefits to participants of such expense, and the overall compensation level of such participants. Equity grants vary among participants based on their positions within the Company, and AFG believes that the consideration of these factors results in reasonable grant levels to its named executive officers and other employees. Options and restricted shares granted to the named executive officers are set forth in the Grants of Plan-Based Awards Table on page 42 of this proxy statement.

Equity awards are generally granted at a regularly scheduled Compensation Committee meeting in February after AFG issues a press release announcing results of the recently ended fiscal year.

2011 Equity Bonus Plan

Under the 2011 Equity Bonus Plan, the Company may grant bonus awards in the form of shares of AFG common stock to the Co-CEOs and, if Proposal No. 3 to amend the 2011 Equity Bonus Plan is approved by shareholders at the 2012 annual meeting, other senior executive officers of the Company and its subsidiaries based upon the achievement of the performance goals set forth annually by the Compensation Committee. The Compensation Committee believes that payment in shares further aligns the interests of the participants with those of all shareholders.

For 2011, the Compensation Committee determined to utilize one performance criterion—book value per share growth versus the book value per share growth of the peer group set forth below. The book value per share comparisons, for the Company and each peer group company, negate the effects of accounting changes, accumulated other comprehensive income and the impact of dividends and other capital distributions made on common shares. The Compensation Committee determined to adjust book value per share for the Company and the peer companies because it determined that failing to adjust for accounting changes could result in artificially inflating or decreasing book value per share and failing to adjust for other comprehensive income and the impact of distributions could influence Company decisions, like, for example, the timing and amount of dividends to be paid, in a manner not consistent with a goal of continuing to increase shareholder value. The peer group was designed to approximate the Company’s business mix of property and casualty insurance and annuities and supplemental health insurance and is listed under Proposal No. 3 beginning on page 7 of this proxy statement.

The only participants under the Equity Bonus Plan for 2011 were the Co-CEOs, and the maximum amount payable to each Co-CEO for 2011 was $5,000,000. The actual amount payable was determined as follows. If the Company’s growth in book value per share exceeded that of all of the other peer companies, then each Co-CEO would receive the maximum of $5,000,000. If the Company’s growth in book value per share placed it in the fourth (lowest) quartile of the peer companies, no bonus would be payable to either Co-CEO. If the Company’s growth in book value per share exceeded the fourth (lowest) quartile of the peer companies but did not exceed that of all peer companies, each Co-CEO would be entitled to a bonus amount calculated by applying straight line interpolation rounded to the nearest whole dollar amount for growth in book value per share between 0% (for being in the fourth (lowest) quartile of peer companies) and 100% (for growth in book value per share exceeding that of all other peer companies).

The Company’s growth in book value per share as calculated under the 2011 Equity Bonus Plan placed it sixth in comparison to the peer companies. As a result, each Co-CEO received a bonus of $3,684,211 payable (after taxes withheld) through the issuance of 55,635 shares of AFG common stock for 2011.

Recovery of Prior Awards

Other than as specifically provided with regard to awards paid under the 2011 Equity Bonus Plan and the Annual Senior Executive Bonus Plan, AFG does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment. Nevertheless, the Company is subject to the provisions of Section 304 of the Sarbanes-Oxley Act, with its recoupment requirements. In addition, each of the 2011 Equity Bonus Plan and the Annual Senior Executive Bonus Plan contain specific provisions regarding recovery of awards in the event of restatement of materially inaccurate financial results.

Retirement and Other Related Benefits

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG provides retirement benefits to qualified employees through the 401(k) Retirement and Savings Plan (“401(k) RASP”), a defined contribution plan. AFG makes discretionary contributions to the retirement fund portion of the plan and matches a percentage of employee contributions to the savings fund. The amount of such contributions and matching payments are based on a percentage of the employee’s salary up to certain thresholds. AFG also makes available to certain employees benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions in the retirement contribution portion of the 401(k) RASP are limited by IRS regulations to have an additional benefit to the 401(k) RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain employees of AFG and its subsidiaries (currently those paid $110,000 or more annually) may defer up to 80% of their annual salary and/or bonus. For 2011, participants could elect to have the value of deferrals earn a fixed rate of interest, set annually by the Board of Directors (3.5% in 2011); fluctuate based on the market value of AFG common stock, as adjusted to reflect stock splits, distributions, dividends; or earn interest as determined by one or more publicly traded mutual funds. A deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period. The Nonqualified Deferred Compensation Table on page 44 of this proxy statement discloses 2011 compensation earned by the named executive officers in connection with the Deferred Compensation Plan.

Perquisites and Other Personal Benefits

Perquisites, such as insurance coverage, security services, certain entertainment expenses, administrative staff attending to occasional personal matters, and the personal use of corporate aircraft, are made available to AFG’s executive officers. These benefits and the estimated costs to the Company of such benefits are included in the All Other Compensation table below on page 41. The Compensation Committee and the Co-CEOs have limited the benefit attributable to the Co-CEOs’ personal use of corporate aircraft and insurance coverage. See “Tally Sheet” discussion above. The Company does not provide tax gross-up payments to named executive officers for any perquisites.

During 2011, as in prior years, the Company operated corporate aircraft used for the business travel of senior management of the Company and its subsidiaries. The Board has encouraged the use of corporate aircraft for the travel needs of the Company’s Co-CEOs, and prior to his death in 2011, the Company’s Chairman, including personal travel, in order to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and the Company’s business, and enhance their personal security. Notwithstanding, the Compensation Committee and the Co-CEOs jointly acknowledge that such aircraft use is a personal benefit, and as such, the Compensation Committee considers the cost to the Company of such use to be an element of the total compensation paid to these individuals.

The Compensation Committee believes these perquisites to be reasonable, particularly as a part of total executive compensation, comparable with peer companies and consistent with the Company’s overall executive compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Terry S. Jacobs (Chairman)
William W. Verity
Kenneth C. Ambrecht

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the aggregate compensation paid to or earned by the named executive officers for each of the last three years. Such compensation includes amounts paid by AFG and its subsidiaries and certain affiliates for the years indicated. Amounts shown relate to the year indicated, regardless of when paid. AFG has no employment agreements with the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Carl H. Lindner III	2011	1,150,000	4,328,086	624,500	1,521,000	—	806,672	8,430,258
Co-Chief Executive Officer	2010	1,150,000	3,667,670	445,000	2,275,000	—	713,129	8,250,799
and Co-President (Co-	2009	1,144,250	1,968,668	219,375	1,990,625	4,868	589,370	5,917,156
Principal Executive Officer)
S. Craig Lindner	2011	1,150,000	4,328,086	624,500	1,521,000	—	886,650	8,510,236
Co-Chief Executive Officer	2010	1,150,000	3,667,670	445,000	2,275,000	—	781,535	8,319,205
and Co-President (Co-	2009	1,144,250	1,968,668	219,375	1,990,625	4,868	630,490	5,958,276
Principal Executive Officer)
Keith A. Jensen	2011	637,500	321,938	312,250	888,187	2,238	96,436	2,258,549
Senior Vice President	2010	637,500	217,263	222,500	938,500	5,389	113,813	2,134,964
(Principal Financial Officer)	2009	634,150	143,250	146,250	1,141,875	16,454	102,054	2,184,033
James E. Evans	2011	1,070,000	402,430	390,313	953,750	—	112,463	2,928,956
Senior Vice President and	2010	1,070,000	271,640	278,125	1,050,000	—	123,903	2,793,668
General Counsel	2009	1,066,150	179,063	182,813	1,050,000	—	109,096	2,587,122
Thomas E. Mischell	2011	590,000	281,691	273,219	436,000	—	97,325	1,678,235
Senior Vice President	2010	590,000	190,098	194,688	480,000	—	97,190	1,551,976
	2009	590,000	125,353	127,969	480,000	—	95,128	1,418,450

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Deferred Compensation Plan.
(2)	Amount represents the dollar amount which will be expensed for financial statement reporting purposes over the vesting period of the award for compensation expense incurred by the Company in connection with discretionary restricted stock awards made by the Compensation Committee under the 2005 Stock Incentive Plan and, with respect to the Co-CEOs, bonuses under the 2011 Equity Bonus Plan in the form of AFG common stock (as further described in the Compensation Discussion and Analysis section beginning on page 30 of this proxy statement) in each fiscal year in accordance with FASB ASC 718 (Compensation—Stock Compensation), rather than an amount paid to or realized by the Co-CEO.
(3)	Amount represents the grant date fair value which will be expensed for financial statement reporting purposes over the vesting period of the options in accordance with ASC 718, rather than an amount paid to or realized by the named executive officer. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized.
(4)	Amount represents payment for performance in the year indicated, whenever paid, under the Senior Executive Annual Bonus Plan as further described in Compensation Discussion and Analysis section beginning on page 30 of this proxy statement. As these bonus payments were made pursuant to a performance-based annual bonus plan, no separate bonus column appears in the table. Includes, for Mr. Jensen, amounts paid under a subsidiary incentive compensation plan.
(5)	Amounts represent “above market” earnings on deferrals under the Deferred Compensation Plan.
(6)	See All Other Compensation chart below for amounts, which include perquisites, Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the named executive officers participate (and related accruals for their benefit under the Company’s benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company’s contributions to certain of the Company’s retirement plans) and Company paid group life insurance.

All Other Compensation—2011

Item	C.H. Lindner III	S.C. Lindner	K.A. Jensen	J.E. Evans	T.E. Mischell
Group life insurance	$4,902	$4,902	$7,524	$14,478	7,524
Insurance (Auto/Home Executive Insurance Program)	300,000	300,000	14,080	28,178	17,494
Aircraft Usage (1)	320,755	420,235	0	0	0
Car and Related Expenses	6,877	4,888	5,320	2,682	2,682
Security Services	54,437	27,219	0	0	0
Meals and Entertainment	12,500	12,500	4,287	2,500	2,500
Administrative/Secretarial Services	61,076	70,782	19,100	18,500	21,000
Annual RASP Contribution (2)	15,925	15,925	15,925	15,925	15,925
Annual Auxiliary RASP Contribution	30,200	30,200	30,200	30,200	30,200
Totals	$806,672	$886,650	$96,436	$112,463	$97,325

(1)	The Board of Directors has encouraged the Company’s Co-CEOs to use corporate aircraft for all travel whenever practicable for productivity, security and confidentiality reasons. On certain occasions, an executive’s spouse, other family members or guests may fly on the corporate aircraft. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded. Amounts for personal use of company aircraft are included in the table. The amounts reported utilize a different valuation methodology than used for income tax purposes, where the cost of the personal use of corporate aircraft has been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.
(2)	Includes a Company 4 1/2% match on employee 401(k) contributions.

Potential Payments upon Termination or Change in Control

As described in the Compensation Discussion and Analysis section, the named executive officers do not have employment, severance or change in control agreements with the Company. In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. All options and restricted shares granted under the Company’s shareholder approved equity compensation plans provide for the acceleration of vesting upon a change in control.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)(3)	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Thresh- old ($)	Target ($)	Maximum ($)
Carl H. Lindner III	02/16/2011	—	—	—	—	50,000	34.34	34.36	624,500
	02/16/2011	—	—	—	18,750	—	—	34.36	643,875
	02/16/2011	0	650,000	2,275,000	—	—	—	—	—
	02/16/2011	—	—	—	—	—	—	—	—
S. Craig Lindner	02/16/2011	—	—	—	—	50,000	34.34	34.36	624,500
	02/16/2011	—	—	—	18,750	—	—	34.36	643,875
	02/16/2011	0	650,000	2,275,000	—	—	—	—	—
	02/16/2011	—	—	—	—	—	—	—	—
Keith A. Jensen	02/16/2011	—	—	—	9,375	—	—	34.36	321,938
	02/16/2011	—	—	—	—	25,000	34.34	34.36	—
	02/16/2011	0	600,000	750,000	—	—	—	—	—
James E. Evans	02/16/2011	—	—	—	11,719	—	—	34.36	402,430
	02/16/2011	—	—	—	—	31,250	34.34	34.36	—
	02/16/2011	0	875,000	1,093,750	—	—	—	—	—
Thomas E. Mischell	02/16/2011	—	—	—	8,203	—	—	34.36	281,691
	02/16/2011	—	—	—	—	21,875	34.34	34.36	—
	02/16/2011	0	400,000	500,000	—	—	—	—	—

(1)	These columns show the range of payouts targeted for 2011 performance under the Annual Senior Executive Bonus Plan with respect to the Co-CEOs and the remaining named executive officers. These amounts, paid in 2012, are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” because these awards were recognized in 2011 for financial statement reporting purposes.
(2)	These employee stock options were granted pursuant to the Company’s stock incentive plan and become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. The options become fully exercisable in the event of death or disability or upon a change in control of the Company. More discussion regarding the Company’s stock incentive plan can be found in the Compensation Discussion and Analysis section beginning on page 30 of this proxy statement.
(3)	Stock options are granted at an exercise price equal to the average of the high and low trading prices on the date of grant.
(4)	This column represents, with respect to stock options, the aggregate full grant date fair value in accordance with ASC 718 of options granted during the year. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the amount received by the executive upon exercise will equal the ASC 718 value.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards (2)
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)
Carl H. Lindner III	02/24/2005	42,500		20.28	02/27/2015
	02/22/2006	82,500		26.89	02/22/2016
	02/22/2007	60,000	15,000	36.57	02/22/2017
	02/21/2008	45,000	30,000	27.20	02/22/2018
	02/12/2009	15,000	22,500	19.10	02/12/2019	11,250	415,013
	02/11/2010	10,000	40,000	24.83	02/11/2020	17,500	645,575
	02/16/2011		50,000	34.34	02/16/2021	18,750	691,688
S. Craig Lindner	02/22/2006	82,500		26.89	02/22/2016
	02/22/2007	60,000	15,000	36.57	02/22/2017
	02/21/2008	45,000	30,000	27.20	02/22/2018
	02/12/2009	15,000	22,500	19.10	02/12/2019	11,250	415,013
	02/11/2010	10,000	40,000	24.83	02/11/2020	17,500	645,575
	02/16/2011		50,000	34.34	02/16/2021	18,750	691,688
Keith A. Jensen	02/24/2005	47,495		20.28	02/24/2015
	02/22/2006	60,000		26.89	02/22/2016
	02/22/2007	40,000	10,000	36.57	02/22/2017
	02/21/2008	30,000	20,000	27.20	02/21/2018
	02/12/2009	10,000	15,000	19.10	02/12/2019	7,500	276,675
	02/11/2010	5,000	20,000	24.83	02/11/2020	8,750	322,788
	02/16/2011		25,000	34.34	02/16/2021	9,375	345,844
James E. Evans	02/24/2005	4,931		20.28	02/24/2015
	02/22/2006	75,000		26.89	02/22/2016
	02/22/2007	50,000	12,500	36.57	02/22/2017
	02/21/2008	37,500	25,000	27.20	02/21/2018
	02/12/2009	8,663	18,750	19.10	02/12/2019	9,375	345,844
	02/11/2010	6,250	25,000	24.83	02/11/2020	10,940	403,577
	02/16/2011		31,250	34.34	02/16/2021	11,719	432,314
Thomas E. Mischell	02/24/2005	52,501		20.28	02/24/2015
	02/22/2006	52,500		26.89	02/22/2016
	02/22/2007	35,000	8,750	36.57	02/22/2017
	02/21/2008	26,250	17,500	27.20	02/21/2018
	02/12/2009	8,750	13,125	19.10	02/12/2019	6,563	242,109
	02/11/2010	4,375	17,500	24.83	02/11/2020	7,656	282,430
	02/16/2011		21,875	34.34	02/16/2021	8,203	302,609

(1)	Represents employee stock options that become exercisable as to 20% of the shares initially granted on the first anniversary of the date of grant, with an additional 20% becoming exercisable on each subsequent anniversary. They are generally exercisable for ten years. The options become fully exercisable in the event of death or disability or upon a change in control of the Company.
(2)	Represents restricted shares which vest in full four years following the award grant date. Shares vest in full in the event of death or disability or upon a change in control of the Company.

Option Exercises and Stock Vested

The table below shows the number of shares of AFG common stock acquired during 2011 upon the exercise of options. No shares were acquired in 2011 by the named executive officers pursuant to the vesting of stock awards.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($) (1)
Carl H. Lindner III	122,500	1,897,090
S. Craig Lindner	165,000	2,772,072
Keith A. Jensen	62,510	973,997
James E. Evans	169,994	2,975,737
Thomas E. Mischell	52,500	883,223

(1)	Amounts reflect the difference between the exercise price of the option and the closing price on the date of exercise.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company provides retirement benefits to named executive officers through a combination of qualified (under the Internal Revenue Code) and nonqualified plans. AFG makes available to certain employees, including its named executive officers, benefits in its Nonqualified Auxiliary RASP (“Auxiliary RASP”). The purpose of the Auxiliary RASP is to enable employees whose contributions are limited by IRS regulations in the retirement contribution portion of the AFG Retirement and Savings Plan to have an additional benefit to the RASP.

The Company also maintains a Deferred Compensation Plan pursuant to which certain key employees of AFG and its subsidiaries may defer up to 80% of their annual salary and/or bonus. The deferral term of either a fixed number of years or upon termination of employment must be elected at the time of deferral. Under the plan, no federal or state income taxes are paid on deferred compensation. Rather, such taxes will be due upon receipt at the end of the deferral period.

The table below discloses information on the nonqualified deferred compensation of the named executives in 2011, including the Auxiliary RASP and the Deferred Compensation Plan. Any amounts deferred are included in compensation figures disclosed in the Summary Compensation Table on page 40 of this proxy statement.

Name	Executive contributions in last FY($)	Registrant contributions in last FY($) (1)	Aggregate earnings in last FY($) (2)	Aggregate withdrawals / distributions($)	Aggregate balances at last FYE($)
Carl H. Lindner III	—	30,200	(160,637)	—	1,856,613
S. Craig Lindner	—	30,200	74,979	—	1,426,940
Keith A. Jensen	441,000	32,438	17,355	593,810	1,168,797
James E. Evans	—	30,200	(27,007)	—	1,171,645
Thomas E. Mischell	—	30,200	125,939	—	1,689,085

(1)	Represents Company contributions credited to participant’s Auxiliary RASP accounts which are included in All Other Compensation in the Summary Compensation Table on page 40, and $2,238, of preferential earnings or above market earnings on deferred compensation which is reported under Nonqualified Deferred Compensation Earnings in that table.
(2)	Earnings are calculated by reference to actual earnings or losses of mutual funds and securities, including Company common stock, held by the plans.

Director Compensation

Directors receive compensation under the Company’s Non-Employee Director Compensation Plan. During 2011, all directors who were not officers or employees of the Company were paid the following fees: an annual board retainer of $40,000 and $1,750 per each board meeting attended. The Audit Committee Chairman received an additional $30,000 retainer. Other committee Chairmen received an additional $12,000 annual retainer. Committee members (non-chairman) received an additional $6,000 annual retainer for each committee served. All committee members received $1,250 for each meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The Company reimburses non-employee directors for travel and lodging expenses incurred in connection with meeting attendance. In addition, non-employee directors receive an annual award of restricted stock. In 2011, this award was $100,000.

Compensation earned for director service in 2011 is set forth in the following table. Other than the restricted stock awards, all amounts were paid in cash.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Carl H. Lindner	100,000	(1)	—	409,076	509,076
Kenneth C. Ambrecht	89,750		98,827	—	188,577
Theodore H. Emmerich	105,250		98,827	—	204,077
Terry S. Jacobs	103,000		98,827	—	201,827
Gregory G. Joseph	97,000		98,827	—	195,827
William W. Verity	97,000		98,827	—	195,827
John I. Von Lehman	95,750		98,827	—	194,577

(1)	After stepping down as Chief Executive Officer of the Company in 2005, Mr. Lindner remained as non-executive Chairman of the Board until his death in 2011. In 2005, the Compensation Committee set his annual salary at $130,000, which did not change during his tenure as non-executive Chairman. The Audit Committee annually reviewed his salary and all other compensation and perquisites received by him. The Audit Committee determined that the total compensation and benefits paid to Mr. Lindner were appropriate in recognition of Mr. Lindner’s many contributions to the Company’s success.
(2)	Calculated as the compensation cost for financial statement reporting purposes with respect to the annual stock grant under the Non-Employee Director Compensation Plan. See “Securities Ownership” on page 29 for detail on beneficial ownership of AFG common stock by directors.
(3)	Amount includes the following: aircraft usage, $106,307; automobile related expenses, $27,000; security, $54,437; insurance (auto/home), $146,345; administrative/secretarial services, $69,787; and group life insurance and meals and entertainment, $5,200. The value of the use of corporate aircraft is calculated based on the aggregate incremental cost to the Company, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortized costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.

RELATED PERSON TRANSACTIONS

Stock exchange rules require the Company to conduct an appropriate review of all related party transactions (including those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, our Audit Committee Charter provides that the Audit Committee review and approve all related party transactions. In considering the transaction, the Committee may consider all relevant factors, including as applicable: the Company’s business rationale for entering into the transaction; the alternatives to entering into a related person transaction; whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and the overall fairness of the transaction to the Company.

While the Company adheres to this policy for potential related person transactions, the policy is not in written form (other than as a part of listing agreements with stock exchanges). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Other than as follows, there were no such transactions in 2011 requiring disclosure under applicable rules. Subsidiaries of the Company employed a son of one of the Co-CEOs and a son-in-law of the other Co-CEO during 2011, and the individuals received compensation of $150,000 and $176,500 for 2011.

PROPOSALS OF SHAREHOLDERS FOR 2013 ANNUAL MEETING

Under the rules and regulations of the SEC, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2013 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or December 3, 2012. Our Regulations, as they may be amended from time to time, may contain additional requirements for matters to be properly presented at annual meetings of shareholders.

The proxy card used by AFG for the annual meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting for which adequate notice has not been received. In order for a notice to be deemed adequate for the 2013 annual meeting, it must be received by February 16, 2013.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Communications must be clearly addressed either to the Board of Directors, a committee of the Board or any or all of the independent directors, and sent to either of the following, who will forward any communications except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material:

Karl J. Grafe Vice President, Assistant General Counsel & Secretary Great American Insurance Group Tower American Financial Group, Inc. 301 East Fourth Street, 27th Floor Cincinnati, Ohio 45202	Theodore H. Emmerich Chairman of the Audit Committee American Financial Group, Inc. Great American Insurance Group Tower 301 East Fourth Street Cincinnati, Ohio 45202

Great American Insurance Group Tower

301 East Fourth Street

Cincinnati, Ohio 45202

301 AMERICAN EAST FOURTH FINANCIAL STREET GROUP, INC. ATTN: CINCINNATI, KARL OH GRAFE 45202 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKSBELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends you vote Except” and write the number(s) of the nominee(s) on the line below. FOR the following: 1. Election of Directors Nominees 0 0 0 01 Carl H. Lindner III 02 S. Craig Lindner 03 Kenneth C. Ambrecht 04 John B. Berding 05 Theodore H. Emmerich 06 James E. Evans 07 Terry S. Jacobs 08 Gregory G. Joseph 09 William W. Verity 10 John I. Von Lehman The Board of Directors recommends you vote FOR The Board of Directors recommends you vote proposals 2 through 6. For Against Abstain AGAINST proposals 7 and 8. For Against Abstain 2 Proposal Young LLP to as ratify the the Company’s Audit Committee’s Independent appointment Registered of Public Ernst & 7 Shareholder Proposal Regarding Certain Employment Matters. Accounting Firm for 2012. 0 8 Shareholder Proposal to Adopt Majority Voting. 3 Proposal to Amend the 2011 Equity Bonus Plan. NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. 4 Proposal to Amend the 2005 Stock Incentive Plan. 5 Proposal to Amend and Restate the Non-Employee Directors Compensation Plan. 6 Advisory Vote on Compensation of Named Executive Officers. For instructions) address change/comments, mark here. (see reverse for Please indicate if you plan to attend this meeting Yes R1.0.0.11699 No _ 1 0000135194 Please must sign. sign If exactly a corporation as your or name(s) partnership, appear(s) please hereon. sign in When full corporate signing as or partnership attorney, executor, name, by administrator, authorized officer. or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . AMERICAN FINANCIAL GROUP, INC. Annual Meeting of Shareholders May 16, 2012 11:30 AM Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Karl J. Grafe and Mark A. Weiss, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 16, 2012 at 11:30 A.M., on the matters set forth on the reverse side (and at their discretion to cumulate votes in the election of directors if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any postponement or adjournment thereof. 11699 Address change/comments: 0 . 0 . R1 . _ 2 0000135194 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverseside.) Continued and to be signed on reverse side